Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

WOLVERINE WORLD WIDE, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

J.P. MORGAN EUROPE LIMITED,

as Foreign Currency Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

FIFTH THIRD BANK

and

PNC BANK, NATIONAL ASSOCIATION,

as Documentation Agents

Dated as of July 31, 2012

J.P. MORGAN SECURITIES LLC,

and

WELLS FARGO SECURITIES, LLC,

as Lead Arrangers and as Joint Bookrunners

3.7 Letter of Credit Payments	67
3.8 Applications	67
3.9 Cash Collateralization	67
3.10 Currency Adjustments	67

SECTION 4. REPRESENTATIONS AND WARRANTIES	67

4.1 Financial Condition	68
4.2 No Change	68
4.3 Existence; Compliance with Law	68
4.4 Power; Authorization; Enforceable Obligations	69
4.5 No Legal Bar	69
4.6 Litigation	69
4.7 No Default	69
4.8 Ownership of Property; Liens	69
4.9 Intellectual Property	69
4.10 Taxes	70
4.11 Federal Regulations	70
4.12 Labor Matters	70
4.13 ERISA	70
4.14 Investment Company Act; Other Regulations	70
4.15 Subsidiaries	71
4.16 Use of Proceeds	71
4.17 Environmental Matters	71
4.18 Accuracy of Information, etc	72
4.19 Security Documents	72
4.20 Solvency	73
4.21 Certain Documents	73
4.22 OFAC; Anti-Money Laundering; Patriot Act	73
4.23 Regulation H	73

SECTION 5. CONDITIONS PRECEDENT	73

5.1 Conditions to Effective Date	73
5.2 Conditions to Initial Extension of Credit	74
5.3 Conditions to Each Extension of Credit	77

SECTION 6. AFFIRMATIVE COVENANTS	77

6.1 Financial Statements	77
6.2 Certificates; Other Information	78
6.3 Payment of Taxes	80
6.4 Maintenance of Existence; Compliance	80
6.5 Maintenance of Property; Insurance	80
6.6 Inspection of Property; Books and Records; Discussions	80
6.7 Notices	80
6.8 Environmental Laws	81
6.9 Interest Rate Protection	81

6.10 Additional Collateral, etc	81
6.11 Maintenance of Ratings	83
6.12 Post-Closing Covenants	83
6.13 IP Subsidiaries	84
6.14 Designation of Subsidiaries	85

SECTION 7. NEGATIVE COVENANTS	85

7.1 Financial Condition Covenants	86
7.2 Indebtedness	86
7.3 Liens	89
7.4 Fundamental Changes	91
7.5 Disposition of Property	91
7.6 Restricted Payments	93
7.7 Investments	94
7.8 Optional Payments and Modifications of Certain Debt Instruments	96
7.9 Transactions with Affiliates	96
7.10 Swap Agreements	96
7.11 Changes in Fiscal Periods	97
7.12 Negative Pledge Clauses	97
7.13 Clauses Restricting Subsidiary Distributions	98
7.14 Lines of Business	98
7.15 Amendments to Target Acquisition Documents	98
7.16 New CFC	98
7.17 U.S. Newco	99

SECTION 8. EVENTS OF DEFAULT	99

SECTION 9. THE AGENTS	102

9.1 Appointment	102
9.2 Delegation of Duties	102
9.3 Exculpatory Provisions	102
9.4 Reliance by Administrative Agent and the Foreign Currency Agent	103
9.5 Notice of Default	103
9.6 Non-Reliance on Agents and Other Lenders	103
9.7 Indemnification	104
9.8 Agent in Its Individual Capacity	104
9.9 Successor Administrative Agent and Foreign Currency Agent	104
9.10 Arrangers, Documentation Agents and Syndication Agent	105

SECTION 10. MISCELLANEOUS	105

10.1 Amendments and Waivers	105
10.2 Notices	107
10.3 No Waiver; Cumulative Remedies	107
10.4 Survival of Representations and Warranties	108

10.5 Payment of Expenses and Taxes	108
10.6 Successors and Assigns; Participations and Assignments	109
10.7 Adjustments; Set-off	112
10.8 Counterparts	113
10.9 Severability	113
10.10 Integration	113
10.11 GOVERNING LAW	113
10.12 Submission To Jurisdiction; Waivers	114
10.13 Acknowledgements	114
10.14 Releases of Guarantees and Liens	115
10.15 Judgment Currency	115
10.16 Confidentiality	116
10.17 Termination	116
10.18 WAIVERS OF JURY TRIAL	117
10.19 USA Patriot Act	117

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Mandatory Costs
1.1D	Administrative Schedule
1.1E	Existing Letters of Credit
1.1F	Foreign Currency Lenders
4.4	Consents, Authorizations, Filings and Notices
4.13	ERISA Matters
4.15(a)	Subsidiaries
4.15(b)	Existing Capital Stock Options
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(b)	Existing Liens
7.3(i)	Foreign Subsidiary Real Property Liens
7.7(a)	Existing Investments
7.12	Existing Negative Pledge Clauses
7.13	Existing Subsidiary Distribution Clauses

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of U.S. Tax Compliance Certificate
G-1	Form of Increased Facility Activation Notice—Incremental Term Loans
G-2	Form of Increased Facility Activation Notice—Incremental Revolving Commitments
G-3	Form of New Lender Supplement
H	Form of Borrowing Notice

CREDIT AGREEMENT (this “Agreement”), dated as of July 31, 2012, among WOLVERINE WORLD WIDE, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent, J.P. MORGAN EUROPE LIMITED, as Foreign Currency Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, and FIFTH THIRD BANK and PNC BANK, NATIONAL ASSOCIATION, as documentation agents.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall ABR in respect of any Tranche B Term Loan be less than 2.00% per annum.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Preferred Equity”: Capital Stock that is not Disqualified Capital Stock.

“Acquisition”: as defined in Section 5.2.

“Acquisition Agreement”: the Agreement and Plan of Merger, dated as of May 1, 2012, together with all exhibits, schedules and disclosure letters thereto, among Collective, WBG Holdings and WBG-PSS Merger Sub Inc and solely for purposes of Section 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and Article IX therein, the Borrower.

“Acquisition Agreement Representations”: the representations made by Collective in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has (or an affiliate of the Borrower has) the right to terminate its obligations, or to decline to consummate the acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Documentation”: collectively, (i) the Acquisition Agreement, (ii) the Carveout Purchase Agreement, (iii) the Separation Agreement and (iv) the Interim Agreement.

“Adjusted ECF Amount”: as defined in Section 2.12(c).

“Adjustment Date”: as defined in the Applicable Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Schedule”: Schedule 1.1D to this Agreement, which contains administrative information in respect of (i) each Foreign Currency and each Foreign Currency Loan and (ii) each L/C Foreign Currency and each Letter of Credit denominated in an L/C Foreign Currency.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Foreign Currency Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (a) for each Type of Loan other than Incremental Term Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurocurrency Loans
Revolving Loans and Swingline Loans	1.25%	2.25%
Tranche A Term Loans	1.25%	2.25%
Tranche B Term Loans	2.75%	3.75%

; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Applicable Pricing Grid; provided further that on and after the first Adjustment Date occurring after the completion of the fiscal quarter ending June 30, 2013, the Applicable Margin with respect to Tranche B Term Loans will be determined pursuant to the Applicable Pricing Grid; and

(b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Pricing Grid”: (a) with respect to Tranche A Term Loans, Revolving Loans, Swingline Loans and the Commitment Fee Rate, the table set forth below:

Consolidated Leverage Ratio	Tranche A Term Loans		Revolving Loans and Swingline Loans		Commitment
	ABR	Eurocurrency	ABR	Eurocurrency	Fee Rate
≥ 4.00:1.00	1.25%	2.25%	1.25%	2.25%	0.40%
≥ 3.50:1.00 but < 4.00:1.00	1.00%	2.00%	1.00%	2.00%	0.35%
≥ 3.00:1.00 but < 3.50:1.00	0.75%	1.75%	0.75%	1.75%	0.30%
≥ 2.50:1.00 but < 3.00:1.00	0.625%	1.625%	0.625%	1.625%	0.25%
< 2.50:1.00	0.50%	1.50%	0.50%	1.50%	0.225%

(b) with respect to Tranche B Term Loans, the table set forth below:

Consolidated Leverage	Tranche B Term Loans
Ratio	ABR	Eurocurrency
≥ 3.25:1.00	2.75%	3.75%
< 3.25:1.00	2.50%	3.50%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: the Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by any of clauses (a) through (k) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,500,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Bridge Credit Agreement”: the Credit Agreement to be entered into by the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents and parties party thereto with respect to any bridge loans to be made on the Closing Date.

“Bridge Loans”: (a) any bridge loans made under the Bridge Credit Agreement on the Closing Date, (b) any extensions of the bridge loans made under the Bridge Credit Agreement in the form of extended term loans and (c) any exchange notes issued in accordance with the terms of the Bridge Credit Agreement in exchange for the bridge loans made under the Bridge Credit Agreement or any extended term loans under the Bridge Credit Agreement.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Dollars, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in a Foreign Currency (x) such day is also a day for trading by and between banks in deposits for the applicable currency in the interbank eurocurrency market, (y) with respect to Loans denominated in Euros, such day is also a TARGET Day (as determined by the Administrative Agent) and (z) with respect to Loans denominated in a Foreign Currency other than Euros, such day is also a day on which banks are open for dealings in such currency in the city which is the principal financial center of the country of issuance of the applicable currency.

“Calculation Date”: the last Business Day of each calendar quarter (or any other day selected by the Administrative Agent); provided that (a) the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable with respect to any Foreign Currency in accordance with rate-setting convention for such currency) (i) each Borrowing Date with respect to any Foreign Currency Loan or (ii) any date on which a Foreign Currency Loan is continued shall also be a “Calculation Date”, (b) each Borrowing Date with respect to any other Loan made hereunder shall also be a “Calculation Date” and (c) the date of issuance, amendment, renewal or extension of a Letter of Credit shall also be a Calculation Date.

“Canadian Dollars”: the lawful currency of Canada.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, for the avoidance of doubt, the adoption or issuance of any accounting standards after the Effective Date will not cause any rental obligation that was not or would not have been a Capital Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Carveout Purchase Agreement”: that certain Purchase Agreement, dated as of May 1, 2012, by and between WBG Holdings and Open Water Ventures, LLC.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Financial Services LLC (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds for which substantially all of their investments are in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided that the Collateral shall not include any Excluded Collateral.

“Collective”: Collective Brands, Inc., a Delaware corporation.

“Collective Credit Agreement”: the Second Amended and Restated Loan and Guaranty Agreement, dated August 16, 2011, among Collective, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents and parties party thereto.

“Commencement Date”: as defined in Section 8(c).

“Commitment”: as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.40% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Company Material Adverse Effect”: any change, event or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the PLG Business, taken as a whole; provided, however, that none of the following, and no change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(A) (1) changes, events or occurrences generally affecting the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or other countries in which the PLG Business conducts operations, including changes in interest and exchange rates, or (2) changes, events or occurrences that are the result of factors generally affecting the industries in which the PLG Business primarily operates or in which the products or services of the PLG Business are primarily produced, distributed or sold;

(B) changes or prospective changes in GAAP, applicable regulatory accounting standards or applicable Law or in the interpretation or enforcement thereof;

(C) any geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event) or any other national or international calamity or crisis;

(D) execution, announcement, pendency or performance of the Acquisition Agreement or the consummation of the transactions contemplated by the Acquisition Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators to the extent primarily related thereto;

(E) any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Acquisition Agreement for the transactions contemplated by the Acquisition Agreement;

(F) any decline in the market price, or change in trading volume, of any capital stock or debt securities of the Company (provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(G) any change in the credit ratings of the Company or any of its Subsidiaries (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in or contributed to a Company Material Adverse Effect); and

(I) any action taken by the Company or the Company’s Subsidiaries that is required by the Acquisition Agreement or taken at the express written request of Parent or Merger Sub (which request is made with the prior consent of the Lead Arrangers, not to be unreasonably withheld or delayed) or with the express written consent of the Lead Arrangers (not to be unreasonably withheld or delayed) and Parent or Merger Sub, or the failure to take any action by the Company or its Subsidiaries if that action is not permitted or is prohibited by the Acquisition Agreement (for the avoidance of doubt, it being understood that certain actions contemplated by the Company’s Long Range Plan are not permitted to be taken pursuant to Section 6.1 of the Acquisition Agreement and no change, event or occurrence arising out of or resulting from the failure of the Company or any of its Subsidiaries to take such actions shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred);

provided, however, that the changes set forth in clauses (A), (B) or (C) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to such extent) such changes have a materially disproportionate adverse impact on the PLG Business, taken as a whole, relative to the other participants in the principal industries in which the PLG Business conducts its businesses.

Capitalized terms used in the definition of “Company Material Adverse Effect” but not otherwise defined herein shall have the meaning set forth in the Acquisition Agreement.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated June 2012 and furnished to certain Lenders.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash expenses or losses (including (i) whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and (ii) non-cash expenses resulting from the grant of equity interests pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement), (f) any extraordinary losses, (g) non-recurring restructuring charges and other related non-recurring transition costs (i.e., incremental costs related to the restructuring charges that do not qualify as restructuring charges under FASB ASC Topic 120), provided that the amount of such cash charges shall not exceed (i) $30,000,000 in the aggregate for any four consecutive fiscal quarters or (ii) $75,000,000 in the aggregate over the term of this Agreement, (h) non-recurring charges, provided that the amount of such charges shall not exceed $10,000,000 in the aggregate for any four consecutive fiscal quarters, (i) any expenses or charges (other than depreciation or amortization expense) related to the Transactions, provided that such expenses or charges are incurred within one year of the Closing Date and (j) any expenses or charges in respect of any offering of Capital Stock of the Borrower or any of its Restricted Subsidiaries, any Permitted Acquisition, acquisition, disposition, recapitalization or incurrence of Indebtedness, in each case permitted under the Credit Agreement (whether or not successful), provided that the amount of such expenses or charges shall not exceed $15,000,000 in the aggregate for any four consecutive fiscal quarters, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains, (iii) any other non-cash income (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iv) non-recurring income or gains, provided that the amount of such income or gains shall not exceed $10,000,000 in the aggregate for any four consecutive fiscal quarters and (v) income tax credits (to the extent not netted from income tax expense) and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income (provided that the foregoing shall not apply to voluntary payments made in respect of underfundings in any Pension Plans), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Secured Leverage Ratio, such calculation shall be made (i) after giving effect to any Material Acquisition and any Material Disposition during such Reference Period and (ii) assuming that such Material Acquisition or Material Disposition occurred at the beginning of such Reference Period; provided that any pro forma calculation made by the Borrower either (i) based on Regulation S-X or (ii) as calculated in good faith and set forth in an officer’s certificate of the Borrower (and in the case of this clause (ii), based on audited financials of the target company or other financials reasonably satisfactory to the Administrative Agent) shall be acceptable. For the purposes of calculating Consolidated EBITDA for any Reference Period that includes periods prior to the Closing Date, Consolidated EBITDA of the Borrower and its Subsidiaries shall be calculated after giving pro forma effect to the Transactions and assuming that the Transactions occurred at the beginning of such Reference Period; provided that such amounts shall also be subject to pro forma adjustment after giving effect to any Material Acquisition (other than the Acquisition) and any Material Disposition occurring prior to the end of the applicable Reference Period; provided further that any such pro forma calculation made by the Borrower (i) based on Regulation S-X or (ii) as calculated in good faith and set forth in an officer’s certificate of the Borrower (and in the case of this clause (ii), based on audited financials of the target company or other financials reasonably satisfactory to the Administrative Agent) shall be acceptable.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day less (i) the aggregate amount of domestic unrestricted cash and domestic Cash Equivalents of the Borrower and its Domestic Subsidiaries in excess of $5,000,000 on such day and (ii) 75% of the aggregate amount of unrestricted cash and Cash Equivalents of Non-Domestic Subsidiaries in excess of $5,000,000 on such day (provided that in no event shall the aggregate amount deducted pursuant to this clause (ii) on any day exceed $225,000,000; provided further, that this clause (ii) shall apply to all uses of the defined term “Consolidated Leverage Ratio” in this Agreement other than the use of such term (x) in the definition of “Applicable Pricing Grid”, (y) in the definition of “Excess Cash Flow” and (z) in Section 7.8) to (b) Consolidated EBITDA for such period; provided that for the purposes of any calculation of the Consolidated Leverage Ratio on a pro forma basis, the proceeds of any Indebtedness being included in the Consolidated Total Debt determination solely as a result of such pro forma calculation shall not be included in determining the amount of unrestricted cash and Cash Equivalents as of such day.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar equity distributions and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any restriction permitted by Section 7.13) applicable to such Restricted Subsidiary.

“Consolidated Secured Debt”: at any date, Consolidated Total Debt that is secured by a Lien on the assets of the Borrower or any of its Restricted Subsidiaries (it being understood that any Factoring Indebtedness and any Receivables Transaction Attributed Indebtedness shall be considered Consolidated Secured Debt).

“Consolidated Secured Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Secured Debt on such day less (i) the aggregate amount of domestic unrestricted cash and domestic Cash Equivalents of the Borrower and its Domestic Subsidiaries in excess of $5,000,000 on such day and (ii) 75% of the aggregate amount of unrestricted cash and Cash Equivalents of Non-Domestic Subsidiaries in excess of $5,000,000 on such day (provided that in no event shall the aggregate amount deducted pursuant to this clause (ii) on any day exceed $225,000,000; provided further, that this clause (ii) shall apply to all uses of the defined term “Consolidated Secured Leverage Ratio” in this Agreement other than the use of such term in Section 7.8) to (b) Consolidated EBITDA for such period; provided that for the purposes of any calculation of the Consolidated Secured Leverage Ratio on a pro forma basis, the proceeds of any Indebtedness being included in the Consolidated Secured Debt determination solely as a result of such pro forma calculation shall not be included in determining the amount of unrestricted cash and Cash Equivalents as of such day.

“Consolidated Tangible Assets”: as of any date, the total tangible assets of the Borrower and its Restricted Subsidiaries, calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Assets”: as of any date, the total assets of the Borrower and its Restricted Subsidiaries, calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date (other than (i) Indebtedness under clause (g) of the definition of Indebtedness and (ii) Obligations in respect of undrawn Letters of Credit not to exceed $10,000,000 in the aggregate at any time), determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, the Foreign Currency Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied, including, in any event, a “Default” under and as defined in the Senior Unsecured Debt Agreement and/or the Bridge Credit Agreement, as applicable.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Swingline Loans or Foreign Currency Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Foreign Currency Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction.

“Deposit Account Control Agreement”: a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for the Borrower or any other Loan Party, in each case as required by Section 6.10(e) or Section 6.12(b).

“Designated Non-Cash Consideration”: the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.5(l) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer delivered on the date of consummation of such Disposition, setting forth the basis of such valuation.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock , in each case, prior to the date that is ninety-one (91) days after the Tranche B Term Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disregarded Entity”: any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Documentation Agents”: the Documentations Agent identified on the cover page of this Agreement.

“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Domestic Unrestricted Subsidiary”: any Unrestricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earnout Obligations”: those payment obligations of the Borrower and its Restricted Subsidiaries to former owners of businesses which were acquired by the Borrower or one of its Restricted Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such obligations are required to be set forth with respect to such payment obligations on a balance sheet of the Borrower or one of its Restricted Subsidiaries prepared in accordance with GAAP; provided, that Earnout Obligations shall not include any such obligations that are payable after the Tranche B Term Maturity Date.

“ECF Percentage”: 50%; provided, that with respect to any fiscal year, (a) the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.75 to 1.0 (b) the ECF Percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.25 to 1.0.

“Effective Date”: as defined in Section 5.1.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the occurrence of any event or condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (k) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Euro”: the single currency of participating member states of the European Union.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in the applicable currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or such other Business Day as the Administrative Agent shall deem applicable with respect to any currency). In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurocurrency Rate” shall be determined by reference to such other comparable publicly available service for displaying rates for deposits for the applicable currency as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in such currency at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or such other Business Day as the Administrative Agent shall deem applicable with respect to any currency) in the interbank market where its foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, (i) with respect to any Eurocurrency Loan denominated in a Foreign Currency, the Eurocurrency Rate shall mean the Eurocurrency Rate plus if applicable, as reasonably determined by the Administrative Agent in accordance with Schedule 1.1C, the Mandatory Costs and (ii) the Eurocurrency Rate applicable to any Tranche B Term Loan shall, in any event, be at all times no less than 1.00%.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower ending on or after December 31, 2013, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness used to finance such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of an offering of Capital Stock), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans and Bridge Loans during such fiscal year (excluding the principal amount of Indebtedness used to finance such prepayments and any such prepayments financed with the proceeds of an offering of Capital Stock), (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the aggregate consideration paid in cash during such fiscal year in respect of Permitted Acquisitions (excluding the principal amount of Indebtedness used to finance such Permitted Acquisition and any such consideration financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of an offering of Capital Stock), (viii) the aggregate Investments made in cash during such fiscal year in respect of joint ventures (excluding the principal amount of Indebtedness used to finance such Investment and any consideration financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of an offering of Capital Stock), provided that the aggregate amount of any deduction pursuant to this clause (viii) shall not exceed $10,000,000 in any fiscal year or $25,000,000 over the term of this Agreement and (ix) the aggregate amount of Restricted Payments made pursuant to Section 7.6(e) (excluding the principal amount of Indebtedness used to finance such Restricted Payments and any such Restricted Payments financed with the proceeds of an offering of Capital Stock).

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Exchange Act”: as defined in Section 8(k).

“Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., Local Time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later (or such other Business Day as the Administrative Agent shall deem applicable with respect to any currency); provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Account: a Deposit Account (i) which is used for the purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is a zero-balance account or (iii) which is a Petty Cash Account.

“Excluded Collateral”: as defined in the Guarantee and Collateral Agreement (including, for the avoidance of doubt, any property or assets of any CFC (whether held directly or indirectly) and any intercompany loans, Indebtedness or receivables owed by any CFC or treated as owed by any CFC for U.S. federal income tax purposes and including any assets of an Unrestricted Subsidiary or any assets of or Capital Stock in any of an Unrestricted Subsidiary’s direct or indirect subsidiaries). For the sake of clarity, no Excluded Collateral shall be required to be pledged to secure any Obligations of any Group Member under any Loan Document.

“Excluded Disclosure”: as defined in Section 5.2(d).

“Excluded Foreign Subsidiary”: any (i) CFC, (ii) Subsidiary that is owned directly or indirectly by a CFC and (iii) Foreign Holding Company.

“Excluded Securities Account”: a Securities Account with a balance of less than $1,000,000.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income or overall gross income (however denominated) and franchise Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or similar Taxes, or any alternative minimum tax, imposed on a Credit Party, (c) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Credit Party’s failure to comply with Section 2.20(f), (e) any U.S. Federal withholding Taxes imposed under FATCA, (f) any changes in the backup withholding rate and (g) all penalties and interest with respect to any of the foregoing.

“Existing Credit Agreement”: the Credit Agreement, dated as of June 7, 2010, among the Borrower, the foreign subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit”: those letters of credit set forth on Schedule 1.1E to this Agreement that are issued under the Existing Credit Agreement or under the Collective Credit Agreement by JPMorgan Chase Bank, N.A.

“Facility”: each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Facility”), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (d) the Incremental Term Loans (the “Incremental Term Facility”).

“Factoring Indebtedness”: at any time, the amount at such time of outstanding receivables or similar obligations sold by Restricted Subsidiaries pursuant to factoring agreements with a non-affiliated third party that would be characterized as principal with respect to Indebtedness if such factoring agreement were structured as a secured lending transaction rather than as a purchase of receivables.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) after the Closing Date, the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Currency”: Canadian Dollars, Pounds Sterling, the Euro, Hong Kong Dollars, Swedish Kronor and Swiss Francs and any additional currencies determined after the Closing Date by mutual agreement of the Borrower, the Foreign Currency Lenders and the Administrative Agent; provided each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“Foreign Currency Agent”: J.P. Morgan Europe Limited, as foreign currency agent with respect to the Foreign Currency Loans, together with any of its successors.

“Foreign Currency Lenders”: the Fronting Lender and, with respect to any Foreign Currency, such other Lenders as may be designated in writing by the Borrower as Foreign Currency Lenders with respect to such Foreign Currency which agree in writing to act as such in accordance with the terms hereof and are reasonably acceptable to the Administrative Agent (which Foreign Currency Lenders, as of the Closing Date, are listed on Schedule 1.1F), or any of their respective affiliates, in each case in their capacities as the lenders of Foreign Currency Loans pursuant to Section 2.4(b).

“Foreign Currency Loan Participants”: with respect to each Foreign Currency Loan, the collective reference to all Revolving Lenders other than the Foreign Currency Lenders with respect to such Foreign Currency Loan.

“Foreign Currency Loans”: Revolving Loans denominated in any Foreign Currency.

“Foreign Currency Participation Fee”: as defined in Section 2.8(d).

“Foreign Currency Participating Interest”: as defined in Section 2.10(a).

“Foreign Currency Sublimit”: $100,000,000.

“Foreign Holding Company”: any (i) Subsidiary all or substantially all of the assets of which consist of the Capital Stock of one or more CFCs or all or substantially all of the assets of which consist of intercompany loans, indebtedness or receivables owed by any CFC, and (ii) Disregarded Entity all or substantially all of the assets of which consist of the Capital Stock of one or more Subsidiaries described in part (i) of this definition.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronted Foreign Currency Loans”: the Foreign Currency Loans made by the Fronting Lender (other than Foreign Currency Loans made by it in an amount equal to the Fronting Lender’s Revolving Percentage of the outstanding Foreign Currency Loans).

“Fronting Lender”: JPMorgan Chase Bank, N.A.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding any other provisions of this Agreement, the adoption or issuance of any accounting standards after the Effective Date will not cause any rental obligation that was not or would not have been a Capital Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.

“Governmental Authority”: any nation or government (including any supra-national bodies such as the European Union or the European Central Bank), any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its respective Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hong Kong Dollars”: the lawful currency of Hong Kong.

“Hostile Acquisition”: (a) the acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Immaterial Subsidiary”: at any date, a Restricted Subsidiary of the Borrower that is not a Material Subsidiary.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.25(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G-1 or G-2, as applicable.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Equivalent Debt”: as defined in Section 7.2(n).

“Incremental Revolving Commitments”: as defined in Section 2.25(a).

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”: the Incremental Tranche A Term Loans and the Incremental Tranche B Term Loans.

“Incremental Tranche A Term Facility”: the commitments (if any) of Lenders (including New Lenders) to make Incremental Tranche A Term Loans in accordance with Section 2.25(a) and the Incremental Tranche A Term Loans in respect thereof.

“Incremental Tranche A Term Loans”: any term loans made pursuant to Section 2.25(a) and designated in the applicable Increased Facility Activation Notice as “Incremental Tranche A Term Loans”.

“Incremental Tranche B Term Facility”: the commitments (if any) of Lenders (including New Lenders) to make Incremental Tranche B Term Loans in accordance with Section 2.25(a) and the Incremental Tranche B Term Loans in respect thereof.

“Incremental Tranche B Term Loans”: any term loans made pursuant to Section 2.25(a) and designated in the applicable Increased Facility Activation Notice as “Incremental Tranche B Term Loans”.

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the final maturity of the Tranche A Term Loans and Tranche B Term Loans, as applicable.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Receivables Transaction Attributed Indebtedness of such Person, (i) all Synthetic Lease Attributed Indebtedness of such Person, (j) all Factoring Indebtedness of such Person, (k) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (j) above, (l) all obligations of the kind referred to in clauses (a) through (k) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured, and (m) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interim Agreement”: the Interim Agreement, dated as of May 1, 2012, by and among WBG Holdings, WBG-PSS Merger Sub Inc., the Borrower, Golden Gate Capital Opportunity Fund, L.P. and Blum Strategic Partners IV, L.P.

“Investments”: as defined in Section 7.7.

“IP Assets”: as defined in the definition of “IP Reorganization”.

“IP Reorganization”: a reorganization of the Purchased Subsidiaries and their assets such that (a) the ownership of certain Intellectual Property of the Purchased Subsidiaries and related agreements, licenses and other similar assets (such Intellectual Property and related assets, collectively, the “IP Assets”) will be directly or indirectly transferred to (i) a CFC designated in writing by the Borrower (“New CFC”), which is 100% owned by the Borrower and/or Wholly Owned Domestic Subsidiaries that are Loan Parties (which may include Open Water Ventures, LLC) (such entity, “U.S. Newco”), or (ii) New CFC Subsidiaries, (b) the assets of the Purchased Subsidiaries (other than the IP Assets and Capital Stock of certain Purchased Subsidiaries that are Non-Domestic Subsidiaries) shall be owned by the Borrower or one of its Domestic Subsidiaries and (c) 100% of the Capital Stock of WILP (or any Person owning 100% of the Capital Stock of WILP) is acquired directly or indirectly by one or more New CFC Entities.

“IP Reorganization Transactions”: a set of transactions entered into by the Borrower and any of its Restricted Subsidiaries the purpose of which is to effect the IP Reorganization and the payment of a dividend by New CFC to U.S. Newco in the form of an intercompany note (the “New CFC Intercompany Note”). The IP Reorganization Transactions are any or all of the following: (i) the conversion of certain Domestic Subsidiaries to limited liability companies (and/or the liquidation of such Subsidiaries or merger of such Subsidiaries into any other Subsidiary that is a Domestic Subsidiary or any Loan Party), (ii) an election to treat certain Non-Domestic Subsidiaries as disregarded entities for U.S. federal income tax purposes; (iii) the transfer of the Capital Stock of one or more of the Purchased Subsidiaries to one or more New CFC Entities; (iv) the Disposition or distribution of the IP Assets and foreign assets of the Purchased Subsidiaries to one or more New CFC Entities; (v) the Disposition, distribution or transfer by merger of the Capital Stock and assets of the Purchased Subsidiaries (other than the IP Assets and foreign assets of the Purchased Subsidiaries and the Capital Stock of certain Purchased Subsidiaries that are Non-Domestic Subsidiaries), including certain domestic tangible assets and/or work force (and any related assets) of any of the Purchased Subsidiaries to the Borrower or one of its Wholly Owned Domestic Subsidiaries, (vi) the declaration of a dividend by New CFC to U.S. Newco in the form of the New CFC Intercompany Note, (vii) the acquisition by one or more of the New CFC Entities of 100% of the Capital Stock of WILP (or any Person owning 100% of the Capital Stock of WILP), (viii) the issuance and repayment of the New CFC Intercompany Note with reasonable and customary interest thereon and (ix) additional ancillary transactions (including any direct or indirect intermediate transactions with respect to any of the transactions set forth in clauses (i) through (viii) above), so long as (A) no assets of the Borrower or any Subsidiary that is not a Purchased Subsidiary (other than any Capital Stock or assets of WILP and its Subsidiaries) are transferred or Disposed of in connection therewith and (B) pending completion of the IP Reorganization, the assets of the Purchased Subsidiaries are at all times held by Loan Parties, U.S. Newco and/or New CFC Entities (other than (1) with respect to any IP Reorganization Transaction in which, substantially simultaneously with such transaction, the IP Assets of the Purchased Subsidiaries are held by Loan Parties, U.S. Newco or New CFC Entities and (2) Dispositions permitted by Section 7.5(a), (b), (j) and (l)).

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of JPMorgan Chase Bank, N.A. and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Judgment Currency”: as defined in Section 10.15(a).

“Judgment Currency Conversion Date”: as defined in Section 10.15(a).

“L/C Commitment”: $50,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Foreign Currency”: Canadian Dollars, Pounds Sterling, the Euro, Hong Kong Dollars and any additional currencies determined after the Closing Date by mutual agreement of the Borrower, the Issuing Lender and the Administrative Agent; provided each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, cash collateral or other similar deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Subsidiary Guarantors.

“Local Time”: (a) with respect to Foreign Currency Loans and Letters of Credit denominated in Euros or Pounds Sterling, local time in London, (b) with respect to Foreign Currency Loans denominated in currencies other than Euros and Pounds Sterling and Letters of Credit denominated in L/C Foreign Currencies other than Euros and Pounds Sterling, local time in the Principal Financial Center for the applicable currency and (b) with respect to any other Loans, local time in New York City. For purposes of this definition, “Principal Financial Center” means, in the case of any currency other than Dollars, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Mandatory Costs”: the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1C.

“Material Acquisition”: as defined in the definition of “pro forma basis”.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other material Loan Documents or the rights or remedies, taken as a whole, of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: as defined in the definition of “pro forma basis”.

“Material Subsidiary”: as of any date of determination, any Restricted Subsidiary (a) whose total assets at the last day of the Reference Period ending on the last day of the most recent fiscal period for which financials have been delivered pursuant to Section 6.1(a) or (b) were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date or (b) whose revenues during such Reference Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) total assets at the last day of the most recently ended Reference Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date or (ii) revenues during such Reference Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, no later than five Business Days subsequent to the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” such that, following such designation(s), Immaterial Subsidiaries have, in the aggregate (i) total assets at the last day of such Reference Period of less than 10.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date and (ii) total revenues during such Reference Period of less than 10.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded or are otherwise reasonably acceptable to the Administrative Agent).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by the Borrower or any Restricted Subsidiary in the form of cash, Cash Equivalents and marketable U.S. debt securities (determined in accordance with GAAP) (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) (provided, that with respect to marketable U.S. debt securities, such securities shall be included as Net Cash Proceeds only as and when the proceeds thereof are received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence of Indebtedness by the Borrower or any Restricted Subsidiary, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New CFC”: as defined in the definition of “IP Reorganization”.

“New CFC Entities”: the collective reference to New CFC and the New CFC Subsidiaries.

“New CFC Intercompany Note”: as defined in the definition of “IP Reorganization Transaction”.

“New CFC Subsidiary”: any Wholly Owned Subsidiary of New CFC to whom IP Assets are transferred; provided that neither WILP nor any of its Subsidiaries shall be a New CFC Subsidiary unless IP Assets with a fair market value in excess of $5,000,000 are transferred to WILP or any such Subsidiary, as applicable.

“New Lender”: as defined in Section 2.25(b).

“New Lender Supplement”: as defined in Section 2.25(b).

“Non-Domestic Subsidiary”: any Subsidiary of the Borrower that is not (a) a Domestic Subsidiary or (b) a Domestic Unrestricted Subsidiary. For the avoidance of doubt, the term “Non-Domestic Subsidiary” shall include each Foreign Subsidiary.

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Overnight LIBO Rate”: with respect to any Loans or overdue amount in respect thereof, (a) the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market plus (b) the Mandatory Cost.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA any any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: a Purchase (including pursuant to any merger with any Person that was not a Subsidiary prior to such merger in which the Borrower or any Restricted Subsidiary is the surviving party) by the Borrower or any Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a) such Purchase is not a Hostile Acquisition;

(b) both before and after giving effect to the consummation of such Purchase and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects ((except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Purchase, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and no Default or Event of Default exists or would be caused thereby;

(c) if the aggregate amount of consideration paid or payable (including without limitation all cash and stock payments and all Indebtedness of any acquired Person assumed in connection with such Purchase and all Earnout Obligations related to such Purchase, valued in accordance with GAAP) by the Borrower and its Restricted Subsidiaries for such Purchase or series of related Purchases exceeds $75,000,000, prior to the closing of any such Purchase, the Borrower shall provide such pro forma financial statements and certificates and copies of such documents being executed or delivered in connection with such Purchase as may be requested by the Administrative Agent; and

(d) if such Purchase is an acquisition of Capital Stock, such Purchase will not result in any violation of Regulation U.

“Permitted Encumbrances”:

(a) Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or are being contested in compliance with Section 6.3;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.3;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8(h);

(f) leases, subleases, licenses and sublicenses granted to others, easements, zoning restrictions, rights-of-way and similar encumbrances that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) Liens in favor or customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(h) banker’s liens, rights of set-off or similar rights, in each case, arising by contract or operation of law;

(i) other Liens incidental to the normal conduct of the business of the Borrower or any Restricted Subsidiary or the ownership of their respective properties which are not incurred in connection with the incurrence or maintenance of Indebtedness and which do not in the aggregate materially impair the use of any property subject thereto in the operation of the business of the Borrower or any Restricted Subsidiary, or materially detract from the value of such property; and

(j) statutory or customary contractual Liens in favor of landlords relating to real property leases of the Borrower or any Restricted Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders”: (a) the Section 16 Officers of the Borrower from time to time and (b) any group which includes and is under the general direction of any of such Section 16 Officers.

“Permitted Refinancing Indebtedness”: any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) (i) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) 91 days after the Tranche B Term Maturity Date (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and (ii) such Permitted Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness as of the date of incurrence of such Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not as of such date obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced (it being understood that the terms of any such Permitted Refinancing Indebtedness shall not, as of the date of the incurrence thereof, require any new obligors or contingent obligations that were not as of such date obligors or required to become obligors or contingent obligors under the Indebtedness being Refinanced) and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by the Collateral, such Permitted Refinancing Indebtedness may be secured by such Collateral on terms not materially less favorable, taken as a whole, to the Secured Parties than the Indebtedness being Refinanced; provided that with respect to any Indebtedness secured by a Lien on the Collateral, any Liens securing such Permitted Refinancing Indebtedness shall, to the extent the Indebtedness being Refinanced was subject to an intercreditor agreement with respect to the Obligations hereunder, be subject to an intercreditor agreement that is not materially less favorable, taken as a whole, to the Credit Parties than the intercreditor agreement outstanding in respect of the Indebtedness being Refinanced.

“Permitted Unsecured Debt”: any unsecured notes or bonds or other unsecured debt securities issued (including pursuant to an exchange offer) by the Borrower and designated by the Borrower as Permitted Unsecured Debt hereunder; provided that (a) any such Indebtedness shall have a final maturity date at least 91 days after the Tranche B Term Maturity Date, (b) any such Indebtedness shall not have any scheduled amortization payments, mandatory redemptions or sinking fund obligations or mandatory prepayments (including cash flow sweeps) prior to the date that is 91 days after the Tranche B Term Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss, customary acceleration rights after an event of default and payments in respect of paid-in-kind interest previously accreted to principal as necessary to avoid having the underlying debt obligation treated as an applicable high-yield discount obligation under Sections 163(e)(5) and 163(i) of the Code, or any successor provision thereto), (c) such Indebtedness shall not have any financial maintenance covenants, (d) any such Indebtedness shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change of Control set forth herein and (e) any such Indebtedness shall not be subject to any guarantee by any Group Member (other than a Loan Party).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petty Cash Account”: a Deposit Account which has a balance of less than $1,000,000.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pounds Sterling”: the lawful currency of the United Kingdom.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“pro forma basis”: in connection with any transaction for which a determination on a pro forma basis for any period of four consecutive fiscal quarters (each, a “Reference Period”) is required to be made hereunder, “pro forma basis” shall mean that such determination shall be made (i) after giving effect to any Material Acquisition and any Material Disposition during such Reference Period and (ii) assuming that such Material Acquisition or Material Disposition occurred at the beginning of such Reference Period; provided that any pro forma calculation made by the Borrower either (i) based on Regulation S-X or (ii) as calculated in good faith and set forth in an officer’s certificate of the Borrower (and in the case of this clause (ii), based on audited financials of the target company or other financials reasonably satisfactory to the Administrative Agent) shall be acceptable. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (a) comprises all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $5,000,000.

“Pro Forma Financial Statements”: as defined in Section 4.1(a).

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Purchase”: any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Restricted Subsidiaries (i) acquires all or substantially all of the assets of any firm, corporation or limited liability company, or business unit or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes for the members of the board of directors) of the Capital Stock of a Person.

“Purchased Subsidiaries”: the Subsidiaries of the Borrower purchased pursuant to the Carveout Purchase Agreement.

“Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to a newly-formed Restricted Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Borrower or any Restricted Subsidiary with respect to the assets transferred, are acceptable to the Administrative Agent and the Required Lenders, and (ii) the aggregate Receivables Transaction Attributed Indebtedness incurred in all such transactions outstanding at any time does not exceed $100,000,000.

“Receivables Transaction Attributed Indebtedness”: the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period”: as defined in the definition of “pro forma basis”.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.26(a).

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans, Letters of Credit and Foreign Currency Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $200,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (other than Foreign Currency Loans) held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding (including such Lender’s Revolving Percentage of the Dollar Equivalent of L/C Obligations outstanding in a currency other than Dollars), (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender’s Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.25 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”: the date that is the five-year anniversary of the Closing Date.

“S&P”: as defined in the definition of “Cash Equivalents”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Section 16 Officer”: has the meaning assigned to the term “officer” as defined in Rule 16a-1(f) under the Exchange Act.

“Securities Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction.

“Securities Account Control Agreement”: a Securities Account control agreement to be executed by each institution maintaining a Securities Account (other than an Excluded Securities Account) for the Borrower or any other Loan Party, in each case as required by Section 6.10(f) or Section 6.12(b).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Unsecured Debt”: the unsecured notes or other Indebtedness of the Borrower to be issued on the Closing Date pursuant to the Senior Unsecured Debt Agreement (or, if no Senior Unsecured Debt is issued on the Closing Date, the unsecured Indebtedness of the Borrower issued pursuant to the Senior Unsecured Debt Agreement the proceeds of which are used to repay the Bridge Loans); provided that any Senior Unsecured Debt shall be Permitted Unsecured Debt.

“Senior Unsecured Debt Agreement”: the Indenture or other agreement to be entered into by the Borrower and, to the extent applicable, certain of its Restricted Subsidiaries in connection with the issuance of the Senior Unsecured Debt, together with all instruments and other agreements entered into by the Borrower and/or such Restricted Subsidiaries in connection therewith.

“Separation Agreement”: the Separation Agreement, dated as of May 1, 2012, by and between the Borrower and WBG Holdings.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided that the amount of any contingent or disputed liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability at such time.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Subsidiary Guarantor, as a “Specified Cash Management Agreement”.

“Specified Change of Control”: a “Change of Control” or “Change in Control” as defined in the Senior Unsecured Debt Agreement and/or the Bridge Credit Agreement, as applicable.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the relevant Lender is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and any Immaterial Subsidiary; provided that any applicable Subsidiary Guarantor shall cease to be a Subsidiary Guarantor upon release from its Guarantee Obligation in respect of the Obligations pursuant to the terms hereof or any Security Document; provided further that any Restricted Subsidiary not required to become a Subsidiary Guarantor pursuant to the terms of this Agreement that elects by written notice to the Administrative Agent to become a party to a Loan Document as a guarantor of the Obligations shall be a Subsidiary Guarantor.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries shall be a “Swap Agreement”.

“Swedish Kronor”: the lawful currency of Sweden.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $35,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A. in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Swiss Francs”: the lawful currency of Switzerland.

“Syndication Agent”: the Syndication Agent identified on the cover page of this Agreement.

“Synthetic Lease Attributed Indebtedness”: with respect to any Person, on any date, in respect of any so-called synthetic, off-balance sheet or tax retention lease considered borrowed money indebtedness for United States federal income tax purposes, but is classified as an operating lease in accordance with GAAP, the capitalized amount of the remaining lease payments under the relevant lease or agreement that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Target”: Collective’s “Performance + Lifestyle Group” business.

“Target Acquisition Documentation”: collectively, (i) the Acquisition Documentation and (ii) the Tax Sharing Agreement and the Transition Services Agreement, in each case as contemplated by the Acquisition Agreement.

“TARGET Day”: any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”: the collective reference to the Tranche A Term Lenders, the Tranche B Term Lenders and the Incremental Term Lenders.

“Term Loans”: the collective reference to the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans.

“Termination Date”: as defined in Section 10.14(c).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche A Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Tranche A Term Commitments is $550,000,000.

“Tranche A Term Facility”: as defined in the definition of “Facility”.

“Tranche A Term Lender”: each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.

“Tranche A Term Percentage”: as to any Tranche A Term Lender at any time, the percentage which such Lender’s Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Tranche A Term Maturity Date”: the date that is the five-year anniversary of the Closing Date.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Commitments is $350,000,000.

“Tranche B Term Facility”: as defined in the definition of “Facility”.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Tranche B Term Maturity Date”: the date that is the seven-year anniversary of the Closing Date.

“Transactions”: collectively, (i) the consummation of the Acquisition, (ii) the execution and delivery of into the Credit Agreement and the Loans to be made thereunder and the use of proceeds thereof, (iii) the execution and delivery of the Bridge Credit Agreement and/or the Senior Unsecured Debt Agreement, as applicable, and the Bridge Loans to be made thereunder and/or the Senior Unsecured Debt to be issued thereunder, as applicable, and the use of proceeds thereof and (iv) the payment of fees and expenses in connection with the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 and any Subsidiary of any such Unrestricted Subsidiary.

“U.S. Newco”: as defined in the definition of “IP Reorganization”.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f)(ii)(B).

“WBG Holdings”: WBG-PSS Holdings, LLC.

“Wholly Owned Domestic Subsidiary”: any Domestic Subsidiary that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“WILP”: Wolverine International LP, a Cayman Islands limited partnership.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2 Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member or any Unrestricted Subsidiary not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) Notwithstanding anything in this Agreement to the contrary, (i) solely with respect to the Purchased Subsidiaries and only to the extent permitted by the Acquisition Agreement (as in effect on the Effective Date without giving effect to any consent or amendment thereof that is materially adverse to the interests of the Lenders), the Borrower may amend the contents of Schedules 1.1B, 1.1E, 4.15(a), 4.15(b), 4.19(a), 4.19(b), 7.2(d), 7.3(b), 7.3(i), 7.7(a), 7.12 or 7.13 on or prior to the Closing Date and (ii) solely with respect to any changes relating to the Borrower and any Restricted Subsidiaries (other than Purchased Subsidiaries) and only to the extent permitted by the Existing Credit Agreement (as in effect on the Effective Date without giving effect to an consent or amendment thereof), the Borrower may amend the contents of Schedules 1.1B, 1.1E, 4.15(a), 4.15(b), 4.19(a), 4.19(b), 7.2(d), 7.3(b), 7.3(i) or 7.7(a) on or prior to the Closing Date, in each case by delivering an updated version of the applicable schedule to the Administrative Agent on or prior to the Closing Date, which updated version shall replace the version of such Schedule delivered on the Effective Date without any requirement for any amendment or any consent by the Administrative Agent, any Lender or any other Credit Party; provided that in no event shall (v) Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000 be added to Schedule 7.2(d), (w) Liens (1) securing Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000 or (2) for which the aggregate fair market value (determined as of the Closing Date) of the assets subject thereto is in excess of $10,000,000 be added to Schedule 7.3(b), (x) Investments in excess of $10,000,000 (valued at cost) be added to Schedule 7.7(a), (y) assets with an aggregate fair market value in excess of $10,000,000 be subject to negative pledge clauses added to Schedule 7.12 or (z) assets with an aggregate fair market value in excess of $10,000,000 be subject to restrictions on subsidiary distributions added to Schedule 7.13. For the avoidance of doubt, such Schedules may not be amended pursuant to this Section 1.2(c) after the Closing Date.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Tranche A Term Lender severally agrees to make a term loan (a “Tranche A Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender and (b) each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date), substantially in the form of Exhibit H, requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds in Dollars equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans. (a) The Tranche A Term Loan of each Tranche A Lender shall mature in consecutive quarterly installments, each of which shall be in an amount in Dollars equal to such Lender’s Tranche A Term Percentage multiplied by the percentage set forth below of the original principal amount of the Tranche A Term Loans; provided that each installment set forth hereunder shall be reduced by the application of any prepayments of the Tranche A Term Loans as provided in Sections 2.11 and 2.12 hereof; provided further that the outstanding balance of the Tranche A Term Loans shall be paid on the Tranche A Term Maturity Date:

Date	Percentage of the original principal amount of the Tranche A Term Loans to be repaid
December 31, 2012	1.25%
March 31, 2013	1.25%
June 30, 2013	1.25%
September 30, 2013	1.25%
December 31, 2013	1.875%
March 31, 2014	1.875%
June 30, 2014	1.875%
September 30, 2014	1.875%
December 31, 2014	2.50%
March 31, 2015	2.50%
June 30, 2015	2.50%
September 30, 2015	2.50%
December 31, 2015	3.125%
March 31, 2016	3.125%
June 30, 2016	3.125%
September 30, 2016	3.125%
December 31, 2016	5.00%
March 31, 2017	5.00%
June 30, 2017	5.00%

(b) The Tranche B Term Loan of each Tranche B Lender shall mature in consecutive quarterly installments, commencing on the last day of the first fiscal quarter ended after the Closing Date, each of which shall be in an amount in Dollars equal to such Lender’s Tranche B Term Percentage multiplied by an amount equal to 0.25% of the original amount of the Tranche B Term Loan Facility; provided that each installment shall be reduced by the application of any prepayments to the Tranche B Term Loans as provided in Sections 2.11 and 2.12 hereof. The Borrower shall repay the outstanding balance of the Tranche B Term Loans on the Tranche B Maturity Date.

(c) The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made; provided that each installment with respect to any tranche of Incremental Term Loans shall be reduced by the application of any prepayments to such tranche of Incremental Term Loans as provided in Sections 2.11 and 2.12 hereof.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the aggregate principal amount of the Swingline Loans then outstanding and (iii) the aggregate principal amount of the Revolving Loans (including the Dollar Equivalent of Foreign Currency Loans) then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b) Subject to the terms and conditions hereof, each Foreign Currency Lender agrees, with respect to any Foreign Currency Loan in a Foreign Currency for which it is designated a Foreign Currency Lender, to make Foreign Currency Loans to the Borrower from time to time during the Revolving Commitment Period; provided that (i) after giving effect to the requested Foreign Currency Loan, the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans outstanding at such time does not exceed the Foreign Currency Sublimit, (ii) after giving effect to the requested Foreign Currency Loan, such Lender’s Revolving Percentage of the sum of (x) the L/C Obligations then outstanding, (y) the aggregate principal amount of the Swingline Loans then outstanding and (z) the aggregate principal amount of the Revolving Loans (including the Dollar Equivalent of Foreign Currency Loans) then outstanding, does not exceed the amount of such Lender’s Revolving Commitment and (iii) the Total Revolving Extensions of Credit outstanding at such time (including the Dollar Equivalent of any Revolving Extensions of Credit outstanding in currencies other than Dollars) does not exceed the Total Revolving Commitments. The Foreign Currency Loans shall be Eurocurrency Loans.

(c) The Borrower shall repay all outstanding Revolving Loans and Foreign Currency Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Revolving Commitments in Dollars during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit H (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor; provided further that the sum of (x) the Revolving Loans made on the Closing Date (including the Dollar Equivalent of any Foreign Currency Loans made on the Closing Date) and (y) the L/C Exposure outstanding on the Closing Date (including the Dollar Equivalent of any L/C Exposure outstanding on the Closing Date in a currency other than Dollars) shall not exceed $75,000,000). Each borrowing under the Revolving Commitments in Dollars shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b) The Borrower may borrow under the Revolving Commitments in any Foreign Currency during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Foreign Currency Agent irrevocable notice (which notice must be received by the Foreign Currency Agent prior to 3:00 P.M., Local Time, four Business Days prior to the requested Borrowing Date), specifying (i) the amount of Foreign Currency Loans to be borrowed, (ii) the Foreign Currency in which such Foreign Currency Loans will be denominated, (iii) the requested Borrowing Date, (iv) the length of the initial Interest Period therefor and (v) the applicable account of the Borrower to which such funds will be credited or disbursed; provided further that the sum of (x) the Revolving Loans made on the Closing Date (including the Dollar Equivalent of any Foreign Currency Loans made on the Closing Date) and (y) the L/C Exposure outstanding on the Closing Date (including the Dollar Equivalent of any L/C Exposure outstanding on the Closing Date in a currency other than Dollars) shall not exceed $75,000,000. Upon receipt of any such notice from the Borrower, the Foreign Currency Agent shall promptly notify each Foreign Currency Lender thereof. Each borrowing of Foreign Currency Loans in a particular Foreign Currency shall be in a minimum amount as set forth on the Administrative Schedule. With respect to any borrowing of Foreign Currency Loans, the Foreign Currency Loan of each applicable Foreign Currency Lender (other than the Fronting Lender) shall be in an amount equal to its Revolving Percentage of the applicable borrowing and the Foreign Currency Loan of the Fronting Lender shall be in an amount equal to the aggregate amount of such borrowing less the amount of the Foreign Currency Loans being made by other Foreign Currency Lenders and comprising part of such borrowing. On each Borrowing Date, each applicable Foreign Currency Lender will make the amount of its share of such borrowing available to the Foreign Currency Agent at the applicable office specified on the Administrative Schedule, prior to the time specified on the Administrative Schedule for the relevant Foreign Currency, in the relevant Foreign Currency in funds immediately available. Such borrowing will then be made available to the Borrower, in like funds as received by the Foreign Currency Agent, by the Foreign Currency Agent crediting or disbursing the aggregate of the amounts made available to the Foreign Currency Agent by the Foreign Currency Lenders to the account set forth by the Borrower in the applicable borrowing notice.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, (i) the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”), outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, Ticking Fees, Fees with respect to Foreign Currency Loans, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (i) a ticking fee for the period from and including July 16, 2012 to the Closing Date, computed at 0.40% per annum on the aggregate amount of the Tranche A Term Commitment and Revolving Commitment of such Lender during the period for which payment is made, (ii) a ticking fee for the period from July 16, 2012 to (and including) October 15, 2012 (or, if earlier, to the Closing Date), computed at a rate per annum equal to 50% of the Applicable Margin in respect of Tranche B Term Loans that are Eurocurrency Loans on the amount of the Tranche B Term Commitment of such Lender during the period for which payment is made and (iii) if the Closing Date has not occurred on or prior to October 16, 2012, a ticking fee for the period from October 16, 2012 to the Closing Date, computed at a rate per annum equal to 100% of the Applicable Margin in respect of Tranche B Term Loans that are Eurocurrency Loans plus 1.00% on the amount of the Tranche B Term Commitment of such Lender during the period for which such payment is made, payable, in each case, on the earlier of the Closing Date and termination or expiration of the Commitments. The ticking fees shall, in each case, be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Foreign Currency Agent, for the account of the Fronting Lender, at the applicable office of the Foreign Currency Agent set forth on the Administrative Schedule, a fronting fee with respect to each Fronted Foreign Currency Loan for the period from and including the Borrowing Date of such Foreign Currency Loan to but excluding the date of repayment thereof computed at a rate of 0.125% per annum on the average daily principal amount of such Fronted Foreign Currency Loan outstanding during the period for which such fee is calculated. Such Fronting Fee shall be payable quarterly in arrears on each Fee Payment Date to occur after the making of such Foreign Currency Loan and on the Revolving Termination Date.

(d) With respect to any Foreign Currency Loan, the Borrower shall pay to the Administrative Agent, for the account of the applicable Foreign Currency Loan Participants, a participation fee (the “Foreign Currency Participation Fee”) for the period from and including the borrowing date of such Foreign Currency Loan to but excluding the date of repayment thereof, computed at a rate per annum equal to the Applicable Margin in respect of Eurocurrency Loans that are Revolving Loans from time to time in effect on the average aggregate daily principal amount of such Fronted Foreign Currency Loan outstanding during the period for which such fee is calculated, which fee shall be paid in Dollars based on the Dollar Equivalent thereof. Such fee shall, with respect to each Foreign Currency Loan, be payable in arrears on each Interest Payment Date to occur after the making of such Foreign Currency Loan and on the Revolving Termination Date.

(e) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Any notice of termination given by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.10 Foreign Currency Participations; Conversion of Foreign Currency Loans (a) With respect to each Foreign Currency Loan in any Foreign Currency, the Fronting Lender irrevocably agrees to grant and hereby grants to each Lender that is a Foreign Currency Loan Participant with respect to Foreign Currency Loans made in such Foreign Currency, and, to induce the Fronting Lender to make Foreign Currency Loans in any applicable Foreign Currency hereunder, each Lender that is a Foreign Currency Loan Participant with respect to Foreign Currency Loans made in such Foreign Currency irrevocably agrees to accept and purchase and hereby accepts and purchases from the Fronting Lender, on the terms and conditions hereinafter stated, for such Foreign Currency Loan Participant’s own account and risk, with respect to any Fronted Foreign Currency Loan in any Foreign Currency in which such Lender is a Foreign Currency Loan Participant, an undivided interest (a “Foreign Currency Participating Interest”), in an amount equal to such Foreign Currency Loan Participant’s Revolving Percentage of the outstanding principal amount of such Foreign Currency Loan (it being understood that such calculation shall be made in respect of the outstanding principal amount of such Foreign Currency Loan, and not the portion thereof constituting a Fronted Foreign Currency Loan), in the Fronting Lender’s obligations and rights under such Fronted Foreign Currency Loan made hereunder. Each Revolving Lender that is a Foreign Currency Loan Participant with respect to any Foreign Currency unconditionally and irrevocably agrees with the Fronting Lender that, solely upon the occurrence of an event set forth in Section 2.10(d)(i) or (ii), such Revolving Lender shall pay to the Fronting Lender upon demand an amount equal to (i) in the case of an event set forth in Section 2.10(d)(i) with respect to a Foreign Currency Loan for which such Revolving Lender is a Foreign Currency Loan Participant, the Dollar Equivalent of such Foreign Currency Loan Participant’s Revolving Percentage of the amount of such payment which is not so paid as required under this Agreement and (ii) in the case of an event set forth in Section 2.10(d)(ii), the Dollar Equivalent of such Revolving Lender’s Revolving Percentage of the Foreign Currency Loans then outstanding in any Foreign Currency in which such Revolving Lender is a Foreign Currency Loan Participant.

(b) If any amount required to be paid by any Foreign Currency Loan Participant to the Fronting Lender pursuant to Section 2.10(a) or Section 2.10(d) is not made available to the Fronting Lender when due, such Foreign Currency Loan Participant shall pay to the Fronting Lender, on demand, such amount with interest thereon at a rate equal to the greater of the daily average Overnight LIBO Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Foreign Currency Loan Participant makes such amount immediately available to the Fronting Lender. If such amount is not made available to the Fronting Lender by such Foreign Currency Loan Participant within three Business Days of such due date, the Fronting Lender shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Eurocurrency Loans under the Revolving Facility, on demand. A certificate of the Fronting Lender submitted to any Foreign Currency Loan Participant with respect to amounts owed under this Section shall be conclusive absent manifest error.

(c) Whenever, at any time after the Fronting Lender has received from any Foreign Currency Loan Participant its pro rata share of such payment in accordance with subsection 2.10(a) in respect of any Fronted Foreign Currency Loan, the Fronting Lender receives any payment related to such Foreign Currency Loan (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Fronting Lender or the Administrative Agent, on behalf of the Fronting Lender), or any payment of interest on account thereof, the Fronting Lender will, within three Business Days after receipt thereof, distribute to such Foreign Currency Loan Participant its pro rata share thereof (and hereby directs the Administrative Agent to remit such pro rata share to such Foreign Currency Loan Participant out of any such payment received by the Administrative Agent for the account of the Fronting Lender (it being understood that any such payment shall be made in Dollars and the Fronting Lender or Adminstrative Agent, as applicable, shall convert any such amounts received by it in a currency other than Dollars into the Dollar Equivalent thereof for purposes of such payment)); provided, however, that in the event that any such payment received by the Fronting Lender shall be required to be returned by the Fronting Lender, such Foreign Currency Loan Participant shall, within three Business Days, return to the Fronting Lender the portion thereof previously distributed by the Fronting Lender to it. If any amount required to be paid under this paragraph is paid within three Business Days after such payment is due, the Foreign Currency Loan Participant or Fronting Lender, as the case may be, which owes such amount shall pay to the Fronting Lender or Foreign Currency Loan Participant, as the case may be, to which such amount is owed, on demand, such amount with interest thereon at a rate equal to the greater of the daily average Overnight LIBO Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Foreign Currency Loan Participant or the Fronting Lender, as the case may be, makes such amount immediately available to the Fronting Lender or Foreign Currency Loan Participant, as the case may be. If such amount is not made available to the Fronting Lender or Foreign Currency Loan Participant, as the case may be, by such Foreign Currency Loan Participant or Fronting Lender, as the case may be, within three Business Days of such due date, the Fronting Lender or Foreign Currency Participant, as the case may be, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Eurocurrency Loans under the Revolving Facility, on demand.

(d) In the event that any Foreign Currency Loan shall be outstanding and (i) the principal of or interest on such Foreign Currency Loan shall not be paid (x) with respect to a payment due on a scheduled payment date, on such Business Day (with respect to principal) and within five Business Days after such date (with respect to interest) and (y) with respect to a payment due on any other date, within five Business Days after the Borrower receives notice of such due date from the Administrative Agent or Required Lenders, and, in either case, the Fronting Lender shall deliver to the Administrative Agent and the Borrower a request that the provisions of this Section 2.10(d) take effect with respect to such Foreign Currency Loan or (ii) the Commitments shall be terminated or the Loans accelerated pursuant to Section 8, then (unless such request is revoked by the applicable Fronting Lender) (x) the obligations of the Borrower in respect of the principal of and interest on such Fronted Foreign Currency Loan shall without further action be converted into obligations denominated in Dollars based upon the Exchange Rate in effect for the day on which such conversion occurs, as determined by the Administrative Agent in accordance with the terms hereof, (y) such converted obligations will bear interest at the rate applicable to overdue Eurocurrency Loans under the Revolving Facility and (z) each applicable Foreign Currency Loan Participant shall pay the purchase price for its Foreign Currency Participating Interest in such Foreign Currency Loan by wire transfer of immediately available funds in Dollars to the Administrative Agent in the manner provided in Section 2.10(a) and (b) (and the Administrative Agent shall promptly wire the amounts so received to the Fronting Lender). Upon any event specified in clause (ii) above, the commitments of the Foreign Currency Lenders to make Foreign Currency Loans pursuant to Section 2.4(b) shall be permanently terminated. The obligations of the Revolving Lenders to acquire and pay for their Foreign Currency Participating Interests pursuant to this Section 2.10(d) shall be absolute and unconditional under any and all circumstances.

2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (a) 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans (other than Foreign Currency Loans), (b) no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans and (c) no later than the time set forth thereof for the relevant Foreign Currency on the Administrative Schedule in the case of Foreign Currency Loans, which notice shall, in each case, specify the date and amount of prepayment, the Loans to be prepaid and whether the prepayment is of Eurocurrency Loans denominated in Dollars, Foreign Currency Loans (and if a Foreign Currency Loan is to be prepaid, the Foreign Currency in which such Loans are denominated) or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided further that in the event of any prepayment, or amendment to the terms, of the Tranche B Term Loans made prior to the first anniversary of the Closing Date (i) with the proceeds of any Indebtedness consisting of syndicated term loans (including any new or additional term loans under this Agreement) having a lower interest rate than the rate equal to the sum of (x) the Eurocurrency Rate with respect to the Tranche B Term Loans on the date of such prepayment and (y) the Applicable Margin with respect to the Tranche B Term Loans on the date of such prepayment (such rate, the “Tranche B Term Loan Yield”), which prepayment is for the primary purpose of refinancing the Tranche B Term Loans at a lower interest rate or (ii) pursuant to any repricing amendment in connection with the Tranche B Term Loans or any refinancing of the Tranche B Term Loans resulting in the interest rate payable thereon on the date of such amendment being lower than the Tranche B Term Loan Yield on the date immediately prior to the date of such amendment, the Borrower shall pay to the applicable Lenders with respect to such Tranche B Term Loans a prepayment premium equal to 1% of the principal amount of the Tranche B Term Loans so prepaid or refinanced or, in the case of a repricing amendment, 1% of the aggregate amount of the Tranche B Term Loans outstanding immediately prior to such amendment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Any notice of prepayment given by the Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments of Term Loans and Revolving Loans (other than Foreign Currency Loans) shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Loans shall be in a minimum amount as set forth for the relevant Foreign Currency on the Administrative Schedule. Optional prepayments shall be applied to the prepayment of Term Loans as directed by the Borrower.

2.12 Mandatory Prepayments . (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than Indebtedness incurred pursuant to Section 7.2(f)(ii)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b) Subject to Section 2.12(e), if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, which, together with the Net Cash Proceeds received from all other Asset Sales or Recovery Events in such fiscal year exceed $40,000,000, then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to such Net Cash Proceeds in excess of $40,000,000, and an amount equal to all Net Cash Proceeds received thereafter in such fiscal year, shall be applied on such date of receipt toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(c) Subject to Section 2.12(e), if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2013, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to the ECF Percentage of such Excess Cash Flow (such amount, the “Adjusted ECF Amount”) toward the prepayment of the Term Loans as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments made pursuant to Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b). The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurocurrency Loans. Each prepayment of the Term Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Notwithstanding any provision to the contrary in this Agreement, the following amounts shall be excluded from the calculation of the amount of Net Cash Proceeds from any Asset Sale or Recovery Event or the Adjusted ECF Amount, as applicable:

(i) any Net Cash Proceeds from any Asset Sale by a Foreign Subsidiary, Net Cash Proceeds from any Recovery Event with respect to a Foreign Subsidiary or any portion of the Adjusted ECF Amount attributed to a Foreign Subsidiary, as applicable, the distribution of which by a Foreign Subsidiary to the Borrower or a Domestic Subsidiary or any holder of Capital Stock of such Foreign Subsidiary is prohibited or delayed by applicable local law. Any amount that is excluded from the calculation of Net Cash Proceeds or the Adjusted ECF Amount in accordance with this Section 2.12(e)(i) will not be required to be applied to repay Loans at the times provided in Section 2.12(b) or 2.12(c) and may be deducted from any amounts otherwise due under Section 2.12(b) or 2.12(c), as applicable, so long, but only so long, as the applicable local law will not permit a distribution of those funds by the Foreign Subsidiary (the Borrower hereby agreeing to use commercially reasonable efforts to take and to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all commercially reasonable actions required by the applicable by the applicable law to eliminate such limitations). Once the distribution of any of such affected Net Cash Proceeds or Adjusted ECF Amount, as applicable, is permitted under the applicable local law, the Borrower shall prepay the Term Loans (not later than five (5) Business Days after such distribution is permitted) by an amount equal to such portion of such affected amount, except, for the avoidance of doubt, to the extent that a Reinvestment Notice has been or shall be validly delivered pursuant to Section 2.12(b) in respect of such Net Cash Proceeds or to the extent Section 2.12(e)(ii) precludes such prepayment, and

(ii) any Net Cash Proceeds from any Asset Sale by a Foreign Subsidiary, Net Cash Proceeds from any Recovery Event with respect to a Foreign Subsidiary or any portion of the Adjusted ECF Amount attributed to a Foreign Subsidiary, in each case, to the extent that the Borrower has determined in its reasonable judgment that the distribution of any of or all such items to the Borrower or any Domestic Subsidiary or any holder of Capital Stock of such Foreign Subsidiary would have any adverse tax consequence. Any amount that is excluded from the calculation of Net Cash Proceeds or the Adjusted ECF Amount in accordance with this paragraph 2.12(e)(ii) will not be required to be applied to repay Loans at the times provided in Section 2.12(b) or 2.12(c) and may be deducted from any amounts otherwise due under Section 2.12(b) or 2.12(c). Once the Borrower determines in its reasonable judgment that a distribution of any of such affected Net Cash Proceeds or Adjusted ECF Amount , as applicable, would cease to result in adverse tax consequences, the Borrower shall prepay the Term Loans (not later than five (5) Business Days after such determination) by an amount equal to such portion of such affected amount , except, for the avoidance of doubt, to the extent that a Reinvestment Notice has been or shall be validly delivered pursuant to Section 2.12(b) in respect of such Net Cash Proceeds or to the extent Section 2.12(e)(i) precludes such prepayment.

Notwithstanding anything to the contrary in this Section 2.12, in no event shall the Borrower be required to repatriate cash of Non-Domestic Subsidiaries.

(f) If, on any Calculation Date, (i) the aggregate Dollar Equivalents of the aggregate outstanding principal amounts of Foreign Currency Loans exceeds an amount equal to 105% of the Foreign Currency Sublimit, the Borrower shall, without notice or demand, immediately repay such of the outstanding Foreign Currency Loans in an aggregate principal amount such that, after giving effect thereto, the aggregate Dollar Equivalents of the outstanding principal amounts of Foreign Currency Loans does not exceed the Foreign Currency Sublimit or (ii) the Total Revolving Extensions of Credit (including the Dollar Equivalents of any Revolving Extensions of Credit outstanding in a currency other than Dollars) exceed the Total Revolving Commitments, and the Total Revolving Extensions of Credit (including the Dollar Equivalents of any Revolving Extensions of Credit outstanding in a currency other than Dollars) exceed the Total Revolving Commitments for four consecutive Business Days thereafter, then on such fourth Business Day thereafter, the Borrower shall, without notice or demand, immediately repay such of the outstanding Revolving Extensions of Credit in an aggregate principal amount such that, after giving effect thereto, the Total Revolving Extensions of Credit (including the Dollar Equivalents of any Revolving Extensions of Credit outstanding in a currency other than Dollars) do not exceed the Total Revolving Commitments.

2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurocurrency Loans that are denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to the Borrower is in existence, provided, further, that (i) with respect to Eurocurrency Loans denominated in Dollars, if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso any such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) with respect to Eurocurrency Loans denominated in a currency other than Dollars, (x) if the Borrower shall fail to give any required notice as described above in this paragraph, such Loans shall be continued as Eurocurrency Loans with a three-month Interest Period and (y) if such continuation is not permitted pursuant to the preceding proviso any such Loans shall be due and payable on the last day of the then-current Interest Period; and provided further that any such Eurocurrency Loan is continued in the same currency. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Limitations on Eurocurrency Tranches and Foreign Currency Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans denominated in Dollars and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans denominated in Dollars comprising each Eurocurrency Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches denominated in Dollars shall be outstanding at any one time. There shall be no more than six Foreign Currency Loans denominated in Foreign Currencies outstanding at any time.

2.15 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin; provided that each Fronted Foreign Currency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) Loans denominated in Pounds Sterling, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (A) in respect of Eurocurrency Loans denominated in Dollars, (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (B) in respect of Foreign Currency Loans, (x) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall not be made and (y) any outstanding Foreign Currency Loans shall be due and payable on the last day of the then-current Interest Period. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder (other than with respect to Foreign Currency Loans), each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Percentages, Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Each payment by the Borrower of the Foreign Currency Participation Fee with respect to any Foreign Currency Loan made in a particular Foreign Currency shall be made pro rata among the Revolving Lenders that are Foreign Currency Loan Participants in respect of Foreign Currency Loans made in such Foreign Currency in accordance with their respective Foreign Currency Participating Interests.

(b) Each payment (including each prepayment pursuant to Section 2.12 but excluding any prepayment pursuant to Section 2.11) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans pursuant to Section 2.12 shall be applied, within each Term Facility, (i) first to scheduled installments of the Tranche A Term Loans and the Tranche B Term Loans, as the case may be, occurring within the next 12 months in direct order of maturity and (ii) thereafter, to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof. Each prepayment pursuant to Section 2.11 by the Borrower on account of principal of and interest on the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall be made pro rata according to the respective principal amounts of the Tranche A Term Loans or Tranche B Term Loans, as the case may be, then held by the Tranche A Term Lenders or the Tranche B Term Lenders, as the case may be. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans (other than Foreign Currency Loans) shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) Each borrowing by the Borrower of Foreign Currency Loans in any particular Foreign Currency shall be made among the Foreign Currency Lenders with respect to such Foreign Currency, with the Foreign Currency Loan of each such Foreign Currency Lender (other than the Fronting Lender) to be in an amount equal to its Revolving Percentage of the applicable borrowing and the Foreign Currency Loan of the Fronting Lender to be in an amount equal to the aggregate amount of such borrowing less the amount of the Foreign Currency Loans being made by other Foreign Currency Lenders and comprising part of such borrowing. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Foreign Currency Loan shall be made pro rata according to the respective outstanding principal amounts of such Foreign Currency Loan then held by the applicable Foreign Currency Lenders.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise (other than in respect of the principal or interest on, or the fronting fee with respect to the Foreign Currency Loans), shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Other than as set forth in Section 2.10(d), all payments (including prepayments) to be made by the Borrower hereunder on account of principal or interest on, or the fronting fee with respect to the Foreign Currency Loans shall be made in the relevant Foreign Currency, without setoff and counterclaim and shall be made on the due date thereof to the Foreign Currency Agent, for the account of the applicable Foreign Currency Lenders (or, with respect to the fronting fee, the Fronting Lender), at the office, and prior to the time for payment for the relevant currency, set forth on the Administrative Schedule. The Administrative Agent or the Foreign Currency Agent, as applicable, shall distribute such payments to each relevant Lender or Fronting Lender, as the case may be, promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.11, 2.18(e), 2.18(f), 2.20(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender, any Fronting Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.19 Requirements of Law. (a) If any Governmental Authority shall have in effect at any time during the term of this Agreement any reserve requirements (including basic, supplemental, marginal and emergency reserves) under any regulations dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System, and the result of such requirement shall be to increase the cost to any Lender of making or maintaining any Eurocurrency Loans and such Lender shall have requested, by notice to the Borrower and the Administrative Agent (which notice shall specify the Statutory Reserve Rate applicable to such Lender), compensation under this paragraph, then the Borrower will pay to such Lender (until the earlier of the date such requirement is no longer in effect or the date such Lender shall withdraw such request) amounts sufficient to compensate such Lender for such additional costs of making or maintaining such Eurocurrency Loans.

(b) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any central bank or other Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall, without duplication of reserves or other deposits contemplated by Section 2.19(a), impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party reasonably deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(d) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(e) If by reason of any change in a Requirement of Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Foreign Currency Loan in any relevant Foreign Currency or the funding of any Foreign Currency Loan in any relevant Foreign Currency to an office located other than in New York shall be impossible or, in the reasonable judgment of any Fronting Lender, such Foreign Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of any Fronting Lender, no Foreign Currency Loans in the relevant currency shall be made or any Foreign Currency Loan in the relevant currency shall be made to an office of the Administrative Agent located in New York, as the case may be.

(f) (i) If payment in respect of any Foreign Currency Loan shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the reasonable judgment of any Fronting Lender, such Foreign Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of any affected Lender, the Borrower shall make payment of such Loan in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York or (ii) if any Foreign Currency in which Loans are outstanding is redenominated then, at the election of any affected Lender, such affected Loan and all obligations of the Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Exchange Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the Borrower shall indemnify the Lenders, against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(g) A certificate as to any additional amounts payable pursuant to Sections 2.19(a), (b) or (c) submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. Notwithstanding the preceding sentence, if any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.20), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made, unless such withholding or deduction is solely attributable to the willful misconduct of the Administrative Agent as found by a final and nonappealable decision of a court of competent jurisdiction.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Loan Party, as the case may be.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify, within 10 days after demand therefor (i) the Administrative Agent for any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) the Administrative Agent and the Borrower, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Borrower to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent or the Borrower under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)	to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made, including additional amounts paid, under this Section with respect to the Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund or credit had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) For purposes of this Section 2.20, the term “Lender” includes the Issuing Lender and the Swingline Lender.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into, conversion from or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event or assign its rights and obligations hereunder to another of its offices, branches or affiliates with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

2.23 Replacement of Lenders. The Borrower shall be permitted to replace any Lender if (a) the Lender requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20(a) or if the Loan Parties are required to pay Indemnified Taxes or additional amounts with respect thereto to any Governmental Authority for the account of any Lender pursuant to Section 2.20(a), (b) the Lender is then a Defaulting Lender, or (c) the Lender (the “Non-Consenting Lender”) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document (a “Proposed Change”) that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.22 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) to the extent the Administrative Agent would have consent rights over an assignment of the applicable Loans or Commitments to the replacement financial institution pursuant to Section 10.6, the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto. At any time on or prior to the first anniversary after the Closing Date, if the Proposed Change to which the Non-Consenting Lender withholds consent would result in a prepayment premium being payable to any Lender pursuant to Section 2.11 (assuming no waiver of such prepayment premium), the Borrower shall be required to pay such Non-Consenting Lender a 1% premium on the amount of such Non-Consenting Lender’s Tranche B Term Loans in connection with any assignment thereof pursuant to this paragraph.

2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a) and on the Commitment of such Defaulting Lender pursuant to Section 2.8(b);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists or any Foreign Currency Loans are outstanding at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure, L/C Exposure and Foreign Currency Participating Interest of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure, L/C Exposure and Foreign Currency Participating Interest does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding and (z) third, cash collateralize for the benefit of the Fronting Lender, only the Borrower’s obligations corresponding to such Defaulting Lender’s Foreign Currency Participating Interest (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as the circumstances giving rise to such obligation to provide such cash collateral remain relevant (which cash collateralization requirement shall be satisfied by the Borrower depositing such cash collateral into an account opened by the Administrative Agent);

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages;

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized;

(vi) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Foreign Currency Participating Interest pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8(d) with respect to such Defaulting Lender’s Foreign Currency Participating Interest during the period such Defaulting Lender’s Foreign Currency Participating Interest is cash collateralized;

(vii) if the Foreign Currency Participating Interests of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(d) shall be readjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(viii) if all or any portion of such Defaulting Lender’s Foreign Currency Participating Interest is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Fronting Lender or any other Lender hereunder, the fee payable under Section 2.8(d) with respect to such Defaulting Lender’s Foreign Currency Participating Interest that has not been reallocated or cash collateralized shall be payable to the Fronting Lender until and to the extent that such Foreign Currency Participating Interest is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) so long as such Lender is a Defaulting Lender, the Fronting Lender shall not be required to fund any Fronted Foreign Currency Loan unless it is satisfied that the related exposure and the Defaulting Lender’s Foreign Currency Participating Interest will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c)

If a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan, the Fronting Lender shall not be required to fund any Fronted Foreign Currency Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender, the Fronting Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender, the Fronting Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender, the Fronting Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, L/C Participating Interests and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans and (other than in the case of any such Defaulting Lender that is a Foreign Currency Lender) Foreign Currency Loans) and the Foreign Currency Participating Interests of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage or Foreign Currency Participating Interests, as the case may be, in accordance with its ratable share thereof.

2.25 Incremental Facilities. (a) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans or Revolving Commitments (any such increased Revolving Commitments, “Incremental Revolving Commitments”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (w) the applicable Incremental Term Maturity Date, (x) the amortization schedule for such Incremental Term Loans, (y) the Applicable Margin for such Incremental Term Loans and (z) whether such Incremental Term Loans shall be Incremental Tranche A Term Loans or Incremental Tranche B Loans; provided, that

(i) the aggregate principal amount (or committed amount, if applicable) of all Incremental Term Loans and Incremental Revolving Commitments, together with the aggregate principal amount of any Incremental Equivalent Debt and the outstanding principal amount (or committed amount, if applicable) of any Term Loans or Revolving Commitments, shall not exceed $1,300,000,000;

(ii) immediately prior to and after giving effect to any Incremental Facility Activation Notice (and the making of any Incremental Term Loans or Incremental Revolving Commitments pursuant thereto), no Event of Default has occurred and is continuing or shall result therefrom;

(iii) the Borrower shall be in compliance, on a pro forma basis (including giving pro forma effect to any Incremental Facility Activation Notice (and the making of any Incremental Term Loans and any Incremental Revolving Commitments thereunder (and assuming, in the case of any Incremental Facility Activation Notice with respect to Incremental Revolving Commitments that such commitments are fully drawn)), with the financial covenants set forth in Section 7.1, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(iv) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects(except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) immediately prior to and after giving effect to any Incremental Facility Activation Notice (and the making of any Incremental Term Loans or Incremental Revolving Commitments pursuant thereto), unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date;

(v) any Incremental Term Loans designated by the Borrower as Incremental Tranche A Term Loans shall have amortization customary for tranche A term loans;

(vi) the weighted average life to maturity of any Incremental Tranche A Term Facility shall be no earlier than the weighted average life to maturity of the Tranche A Term Facility;

(vii) (A) the weighted average life to maturity of any Incremental Tranche B Term Facility shall be no earlier than the weighted average life to maturity of the Tranche B Term Facility and (B) prior to the final maturity of the Tranche B Term Loans, the aggregate amount of the scheduled principal installments in respect of any Incremental Tranche B Term Loans shall not, for any four consecutive fiscal quarters, exceed 1% of the aggregate principal amount of such Incremental Term Loans on the date such Loans were first made;

(viii) if the total yield (calculated for both the Incremental Term Loans and the Term Loans, including the upfront fees, any interest rate floors and any OID (as defined below but excluding any arrangement, underwriting, structuring or similar fee paid by the Borrower and not paid to Lenders generally)) in respect of any Incremental Tranche A Term Loans or Tranche B Term Loans exceeds the total yield for the existing Tranche A Term Loans or existing Tranche B Term Loans, as the case may be, by more than 0.50% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall be increased so that the total yield in respect of such Incremental Tranche A Term Loans or Incremental Tranche B Term Loans is no more than 0.50% higher than the total yield for the existing Tranche A Term Loans or Tranche B Term Loans, as the case may be (provided that any increase in yield to any existing Term Loans required due to the application of a Eurocurrency Rate floor or an ABR floor on any Incremental Term Facility shall be effected solely through an increase in (or implementation of, as applicable) a Eurocurrency Rate floor or ABR floor to the applicable existing Term Loans);

(ix) all Incremental Term Loans and any Revolving Loans made in respect of Incremental Revolving Commitments shall rank pari passu in right of payment and right of security in respect of the Collateral with the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Loans;

(x) except as set forth in Section 2.25(a)(iii), all terms of any Incremental Term Facility, if not consistent with the applicable existing Term Facility, shall be reasonably satisfactory to the Administrative Agent; provided that each Incremental Term Facility shall share ratably in any prepayments of the applicable Term Facility unless the Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments;

(xi) (A) any Incremental Revolving Commitments and the Revolving Loans in respect thereof shall be pursuant to the terms hereof otherwise applicable to the Revolving Facility and such Incremental Revolving Commitments shall become Revolving Commitments under this Agreement after giving effect to such Incremental Facility Activation Notice;

(xii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $20,000,000 and (y) no more than five Increased Facility Closing Dates may be selected by the Borrower after the Closing Date; and

(xiii) no Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.25(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G-3, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurocurrency Loans, of each Eurocurrency Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurocurrency Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurocurrency Tranche requested to be so borrowed or effected had been proportionately increased. The Eurocurrency Rate applicable to any Eurocurrency Loan borrowed pursuant to the preceding sentence shall equal the Eurocurrency Rate then applicable to the Eurocurrency Loans of the other Lenders in the same Eurocurrency Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender.

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such amendment may be effected in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

2.26 Currency Fluctuations

(a) No later than 11:00 A.M. (London time) on each Calculation Date, the Foreign Currency Agent shall determine the Exchange Rate as of such Calculation Date with respect to each applicable Foreign Currency, provided that, upon receipt of a borrowing notice pursuant to Section 2.5(b), the Foreign Currency Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.4(b) with respect to such borrowing notice). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.15 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and any Foreign Currency.

(b) No later than 11:00 A.M. (London time) on each Reset Date, the Foreign Currency Agent shall determine the aggregate amount of the Dollar Equivalents of (i) the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date) and (ii) the L/C Obligations then outstanding in a currency other than Dollars.

(c) The Administrative Agent shall promptly notify the Borrower and the Foreign Currency Lenders of each determination of an Exchange Rate hereunder.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or (so long as the Borrower is a co-applicant with respect to any such Letter of Credit) any of its Restricted Subsidiaries on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations (including the Dollar Equivalent of any L/C Obligations outstanding in any currency other than Dollars) would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or another L/C Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The parties hereto agree that, on the Closing Date, the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit on the Closing Date for the account of the Borrower. Without limiting the foregoing, on the Closing Date, (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Obligations, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Revolving Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 3.4.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof (it being understood that any such distribution shall be in Dollars and the Issuing Lender shall convert any amounts received by it in a currency other than Dollars into the Dollar Equivalent thereof for purposes of such distribution); provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., Local Time on the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the same currency as such draft was paid and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.15(b) and (y) thereafter, Section 2.15(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Cash Collateralization. If on any date the L/C Obligations (including the Dollar Equivalent of any L/C Obligations outstanding in a currency other than Dollars) exceeds the L/C Commitment, then the Borrower shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.

3.10 Currency Adjustments. (a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in a currency other than Dollars into an amount of Dollars based upon the Exchange Rate.

(b) Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from the L/C Participants pursuant to subsection 3.4 in respect of any Letter of Credit denominated in a currency other than Dollars, the Issuing Lender shall convert the Borrower’s obligation under subsection 3.4 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars. The Dollar amount of the reimbursement obligation of the Borrower and the L/C Participants shall be computed by the Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs, as determined by the Administrative Agent in accordance with the terms hereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement (with respect to the representations and warranties made herein as of the Effective Date) and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that (i) as of the Effective Date (subject to the limitations set forth in, and only to the extent required by, Section 5.1(e)) and (ii) as of any other date such representations and warranties must be made hereunder (but, as of the Closing Date, subject to the limitations set forth in, and only to the extent required by, Section 5.2(f)):

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of and for the twelve-month period ending on the last day (the “Reference Date”) of the most recently completed four-fiscal quarter period ended at least 40 days prior to the Closing Date (including the notes thereto) and related pro forma consolidated statement of income for the four-fiscal quarter period ended on such date (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income)) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Bridge Loans to be made and/or the Senior Unsecured Debt to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the Reference Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young, present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of each fiscal quarter ended at least 40 days prior to the Closing Date and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) As of the Closing Date, no Group Member (other than any Purchased Subsidiary) has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required to be reflected in financial statements in accordance with GAAP and are not reflected in the most recent financial statements referred to in paragraphs (a) and (b). During the period from December 31, 2011 to and including the Closing Date there has been no Disposition by any Group Member (other than any Purchased Subsidiary) of any material part of its business or property (other than as permitted by Section 7.5(b) or otherwise in the ordinary course of business).

4.2 No Change. Since December 31, 2011, after giving effect to the Transactions, there has been no development or event that has had or could reasonably be expected to result in a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is qualified to do business in, and is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) in, every jurisdiction where such qualification is required, and (d) is in compliance with all Requirements of Law and its Contractual Obligations except, in each case (other than with respect to the Borrower in connection with clause (a) above) to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, and shareholder action. As of (i) the Effective Date, each Loan Document dated as of the Effective Date, (ii) the Closing Date, each Loan Document dated on or prior to the Closing Date and (iii) any date after the Closing Date on which the representations or warranties in this Section 4.4 are made, each Loan Document dated on or prior to such date, has, in each case, been duly executed and delivered by each Loan Party party thereto and, assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. As of the Closing Date, the Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or any Contractual Obligation of any Group Member and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except to the extent such violation or Lien, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

4.6 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) as of the date of this Agreement, that involve this Agreement.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold interests could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the assets of the Borrower or any of its Restricted Subsidiaries is subject to any Lien other than Liens permitted under Section 7.3.

4.9 Intellectual Property. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Group Member owns, or has license or other valid and enforceable rights to use all Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Group Member has filed or caused to be filed all Federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority to the extent such Taxes have become due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member to the extent required by GAAP.

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans or Foreign Plans and the regulations and published interpretations thereunder; and (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur. Except as set forth on Schedule 4.13, the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15 Subsidiaries. As of the Closing Date, (a) Schedule 4.15(a)(i) sets forth the name and jurisdiction of incorporation of each Restricted Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and Schedule 4.15(a)(ii) sets forth the name and jurisdiction of each Unrestricted Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) other than as set forth on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Loans shall be used, to the extent permitted hereby, to finance a portion of the Acquisition and to pay related fees and expenses, and after the Closing Date for general corporate purposes. The proceeds of the Swingline Loans and the Letters of Credit shall be used for general corporate purposes. The proceeds of any Incremental Term Loans and Revolving Loans made in respect of any Incremental Revolving Commitments shall be used for general corporate purposes.

4.17 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information (to the extent this representation is made as of the Closing Date, with respect to any information relating to the Target and its Subsidiaries, to the Borrower’s knowledge), other than projections, pro forma financial statements, forward-looking statements, estimates with respect to future performance and information of a general economic or industry specific nature, contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum (as supplemented), as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto). The projections, pro forma financial information, forward-looking statements and estimates with respect to future performance contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), in the case of Deposit Accounts, when Deposit Account Control Agreements are entered into by the Administrative Agent, in the case of Securities Accounts, when Securities Account Control Agreements are entered into by the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case to the extent security interests in such Collateral can be perfected by delivery of such Pledged Stock, the execution of Deposit Account Control Agreements, the execution of Securities Account Control Agreements or the filing of financing statements, as applicable, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), of first priority, subject only to Liens permitted by Section 7.3. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Restricted Subsidiaries that has an assessed taxable value in excess of $10,000,000.

4.20 Solvency. The Borrower and the Loan Parties are, on a consolidated basis, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, Solvent.

4.21 Certain Documents. As of any date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation and the Bridge Credit Agreement and/or the Senior Unsecured Debt Agreement, as applicable, entered into prior to such date, including any amendments, supplements or modifications with respect to any of the foregoing.

4.22 OFAC; Anti-Money Laundering; Patriot Act. (a) No Group Member is (i) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (iii) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Each Group Member is in compliance, in all material respects, with the Patriot Act.

4.23 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Effective Date. This Agreement shall become effective on the first date (the “Effective Date”) on which the following conditions precedent are satisfied; provided that the Effective Date is on or prior to February 1, 2013:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.

(b) Fees. The Administrative Agent shall have received reimbursement for all reasonable expenses payable to it hereunder for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(c) Know Your Customer Information. The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information about the Borrower as has been reasonably requested in writing at least 10 days prior to the Effective Date by the Administrative Agent, in each case as the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(d) Borrower Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

(e) Representations and Warranties. Each of the following representations and warranties made by the Borrower in this Agreement shall be true and correct in all material respects as of the Effective Date and in each case solely with respect to the Borrower: Sections 4.3(a), 4.4 (other than the last sentence thereof and, in each case, solely with respect to the Credit Agreement), 4.5(a) (solely with respect to (i) material Requirements of Law, (ii) the entering into and performance of the Credit Agreement and (iii) in respect of organizational documents, without giving effect to the Material Adverse Effect qualifier (it being understood that the Material Adverse Effect qualifier shall apply to all other Requirements of Law), 4.14 and 4.22(c).

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

5.2 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent on or prior to February 1, 2013:

(a) Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (ii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Acquisition, etc. The following transactions shall have been (or, substantially concurrently with the initial extensions of credit hereunder, shall be) consummated:

(i) The Borrower shall acquire, pursuant to the Acquisition Agreement and a subsequent carveout transaction effected pursuant to the Carveout Purchase Agreement, the Target (the “Acquisition”) in accordance with the Acquisition Documentation, and no provision of the Acquisition Documentation shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Arrangers or the Lenders without the prior written consent of the Arrangers (not to be unreasonably withheld or delayed);

(ii) the Borrower shall have received $375,000,000 in gross cash proceeds from the issuance of the Bridge Loans and/or the Senior Unsecured Debt; and

(iii) the Administrative Agent shall have received evidence reasonably satisfactory to it that after giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries shall have any material Indebtedness for borrowed money other than the Loans made hereunder, the Existing Letters of Credit deemed issued hereunder, the Senior Unsecured Debt and/or Bridge Loans, any Indebtedness permitted under the Acquisition Agreement to be incurred by the Purchased Subsidiaries prior to the Closing Date and other Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000.

(c) Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Collective for the most recently completed fiscal year ended at least 90 days prior to the Closing Date and (iii) the unaudited consolidated balance sheet of the Purchased Subsidiaries as at the last day of each fiscal quarter of Collective ended at least 45 days prior to the Closing Date and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates.

(d) Company Material Adverse Effect. (i) Except as set forth in the Company SEC Reports (as defined in the Acquisition Agreement) filed or furnished by Collective with the Securities and Exchange Commission on or after January 28, 2009 and prior to the date of the Acquisition Agreement (excluding, in each case, any risk factor disclosures set forth under the heading “Risk Factors” and any disclosure of risks that are predictive or forward-looking in nature (“Excluded Disclosure”)) or in the Company Disclosure Letter (as defined in the Acquisition Agreement) (to the extent the relevance of such item to the determination of a Company Material Adverse Effect is reasonably apparent), since January 28, 2012 through the date of the Acquisition Agreement, there has not been any Company Material Adverse Effect and (ii) except as disclosed in any Company SEC Reports filed after January 28, 2009 and prior to the date of the Acquisition Agreement (excluding any Excluded Disclosure) or in the Company Disclosure Letter, since the date of the Acquisition Agreement, there shall not have occurred any Company Material Adverse Effect that remains in effect.

(e) Acquisition Agreement Representations. All of the Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(f) Representations and Warranties. Each of the representations and warranties made by any Loan Party in the Loan Documents shall be true and correct in all material respects; provided that the only representations and warranties the truth or accuracy of which in all material respects shall be a condition to the agreement of each Lender to make extensions of credit on the Closing Date shall be the representations and warranties set forth in Sections 4.3(a), 4.4 (other than the last sentence thereof and, in each case, solely with respect to the Loan Documents), 4.5(a) (solely with respect to (i) material Requirements of Law, (ii) the entering into and performance of the Loan Documents and (iii) in respect of organizational documents, without giving effect to the Material Adverse Effect qualifier (it being understood that the Material Adverse Effect qualifier shall apply to all other Requirements of Law), 4.11, 4.14, 4.19 (but only as it applies to certificated Capital Stock of Wholly Owned Subsidiaries that are Domestic Subsidiaries and material assets located in any state of the United States, Puerto Rico or the District of Columbia with respect to which a Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code), 4.20 and 4.22(c).

(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower as of the Closing Date as set forth in a writing signed by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Gibson, Dunn & Crutcher LLP and each other counsel to the Loan Parties reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to deliver to the Administrative Agent the certificates and undated stock powers required by clause (i) and the promissory notes and related transfer forms required by clause (ii), such certificates, stock powers, promissory notes and/or transfer forms are not delivered as of the Closing Date, delivery of such items (other than any certificates representing the shares of Capital Stock of any Wholly Owned Subsidiaries that are Domestic Subsidiaries) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied in accordance with Section 6.12(a)).

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to satisfy the requirement set forth in this Section 5.2(k), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied in accordance with Section 6.12(a)).

(l) Mortgages, etc. The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to satisfy the requirement set forth in this Section 5.2(l), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied in accordance with Section 6.12(a)).

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, which solvency certificate shall be in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the form attached to the Commitment Letter, dated as of May 1, 2012, shall be deemed satisfactory to the Administrative Agent).

(n) Know Your Customer Information. The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent, in each case as the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

For the purpose of determining compliance with the conditions specified in this Section 5.2, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.2 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (excluding its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, at any time on or after the Closing Date, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (for distribution to the Lenders):

(a) as soon as available, but in any event within the later of (i) 90 days after the end of each fiscal year of the Borrower and (ii) the date of required delivery to the SEC after giving effect to any permitted extensions of time (but in any event no later than 105 days after the end of each fiscal year of the Borrower), (x) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than with respect to, or resulting solely from an upcoming maturity date under any Facility occurring within one year from the time such opinion is delivered), or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing and (y) a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries for the applicable period, on the one hand, and the Borrower and the Subsidiaries for the applicable period, on the other hand, and reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, prepared in accordance with GAAP and in form reasonably satisfactory to the Administrative Agent; and

(b) as soon as available, but in any event not later than the later of (i) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (ii) the date of required delivery to the SEC after giving effect to any permitted extensions of time (but in any event no later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower), (x) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) and (y) a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries for the applicable period, on the one hand, and the Borrower and the Subsidiaries for the applicable period, on the other hand, and reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, prepared in accordance with GAAP and in form reasonably satisfactory to the Administrative Agent.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be) consistently throughout the periods reflected therein and with prior periods.

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Borrower’s website at http://www.wolverineworldwide.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (for distribution to the Lenders) (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any registered or applied for Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Bridge Credit Agreement, the Senior Unsecured Debt Agreement or the Acquisition Documentation;

(e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC or any national securities exchange;

(f) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Information required to be delivered pursuant to this Section 6.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Borrower’s website at http://www.wolverineworldwide.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

6.3 Payment of Taxes. Pay its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in each case (other than with respect to the Borrower in connection with clause (a)(i) above) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. Except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) keep and maintain all property material to the conduct of its business in good working order and condition (except for disposition of assets permitted under this Agreement and ordinary wear and tear) and (b) maintain with financially sound and reputable insurance companies insurance in such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries (i) that are full, true and correct in all material respects and (ii) are in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent, upon reasonable prior notice during normal business hours, to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than, in each case, any privileged materials) at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (it being understood that, in the case of any such meetings or advice from such independent accountants, the Borrower shall be deemed to have satisfied its obligations under this Section 6.6 to the extent that it has used commercially reasonable efforts to cause its independent accountants to participate in any such meeting).

6.7 Notices. Promptly give notice to the Administrative Agent (for delivery to the Lenders) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to result in a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, as soon as possible and in any event within 10 days after the Borrower knows thereof; and

(e) any development or event that has had or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith.

(c) Any breach of any covenant in this Section 6.8 by the Borrower or any Subsidiary in the observance or performance of its obligations contained in Section 6.8(a) or (b) shall not be deemed to be a default or an Event of Default as specified in Section 8(d) so long as (i) such breach, individually or in the aggregate with all other breaches in respect of Section 6.8(a) or (b), could not reasonably be expected to result in a Material Adverse Effect and (ii) the Borrower undertakes a prompt response that is diligently pursued, consistent with principles of prudent environmental management and all applicable Environmental Laws, to any facts, conditions, events or circumstances that what would otherwise be a breach of any covenant in this Section 6.8.

6.9 Interest Rate Protection. In the case of the Borrower, within 60 days after the Closing Date, enter into, and thereafter maintain, Swap Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans and the Senior Unsecured Debt are subject to either a fixed interest rate or interest rate protection for a period of not less than three years, copies of which Swap Agreements shall promptly be delivered to the Administrative Agent.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) Excluded Collateral, (y) any property described in paragraph (b), (c) or (d) below and (z) any property subject to a Lien expressly permitted by Section 7.3(c)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, within 30 days after the acquisition thereof (subject to extension by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having an assessed taxable value of at least $10,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(c)), within 30 days after the acquisition thereof (subject to extension by the Administrative Agent in its sole discretion) (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such lesser amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent , (iii) deliver to the Administrative Agent (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by such Mortgage and is located in a special flood hazard area, (2) is written in an amount that is reasonably satisfactory to the Administrative Agent and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board, (iv) deliver to the Administrative Agent a copy of all material documents affecting such Mortgaged Property and (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Restricted Subsidiary (other than an Excluded Foreign Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary, an Immaterial Subsidiary or an Unrestricted Subsidiary), within 30 days after the creation or acquisition of such Subsidiary (subject to extension by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority (subject to Liens permitted under Section 7.3) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, within 30 days after the creation or acquisition thereof (subject to extension by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged and, provided further, that, for the avoidance of doubt, no Capital Stock of any such new Subsidiary that is owned directly or indirectly by a CFC shall be required to be so pledged (unless such CFC shall have elected to become a Subsidiary Guarantor pursuant to the proviso of the definition thereof)), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Upon (i) any Loan Party opening any Deposit Account (other than an Excluded Account) or any Deposit Account of a Loan Party ceasing to be an Excluded Account, within 30 days thereof (subject to extension by the Administrative Agent in its sole discretion) cause the applicable Loan Party to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent control (as such term is defined in Section 9-104 of Article 9 of the UCC) of such Deposit Account and (ii) the aggregate balance in all Petty Cash Accounts of Loan Parties that are not subject to Deposit Account Control Agreements exceeding $10,000,000, within 30 days (subject to extension by the Administrative Agent in its sole discretion) cause the applicable Loan Parties to enter into Deposit Account Control Agreements with the Administrative Agent in order to give the Administrative Agent control (as such term is defined in Section 9-104 of Article 9 of the UCC) of Petty Cash Accounts such that the aggregate balance in all Petty Cash Accounts of Loan Parties that are not subject to Deposit Account Control Agreements is less than $10,000,000.

(f) Upon any Loan Party opening any Securities Account (other than an Excluded Securities Account) or any Securities Account of a Loan Party ceasing to be an Excluded Securities Account, within 30 days thereof (subject to extension by the Administrative Agent in its sole discretion) cause the applicable Loan Party to enter into a Securities Account Control Agreement with the Administrative Agent in order to give the Administrative Agent control (as such term is defined in Section 8-106 of Article 8 of the UCC) of such Securities Account.

6.11 Maintenance of Ratings. Use commercially reasonable efforts to maintain (a) a long-term public corporate family and/or credit, as applicable, rating of the Borrower and (b) a credit rating for the Facilities, in each case from each of Moody’s and S&P.

6.12 Post-Closing Covenants. (a) Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Sections 5.2(j), 5.2(k) and 5.2(l) within 60 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

(b) Within 60 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion):

(i) enter into Deposit Account Control Agreements in respect of Deposit Accounts (other than Excluded Accounts) maintained by the Loan Parties pursuant to which the Administrative Agent shall obtain control (as such term is defined in Section 9-104 of Article 9 of the UCC) of such Deposit Accounts;

(ii) enter into Securities Account Control Agreement in respect of Securities Accounts (other than Excluded Securities Accounts) maintained by the Loan Parties pursuant to which the Administrative Agent shall obtain control (as such term is defined in Section 8-106 of Article 8 of the UCC) of such Securities Account; and

(iii) deliver to the Administrative Agent insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement;

(c) Simultaneously with the delivery of any Mortgage pursuant to Section 5.2(l) or Section 6.12(a):

(i) if requested by the Administrative Agent, deliver to the Administrative Agent and the title insurance company issuing the policy referred to in clause (c)(ii) below (the “Title Insurance Company”), an ALTA/ACSM Land Title Survey of the sites of the applicable Mortgaged Property certified to the Administrative Agent and the Title Insurance Company in accordance with the 2011 minimum standard detail requirements for ALTA/ACSM Land Title Surveys, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company;

(ii) deliver to the Administrative Agent in respect of the applicable Mortgaged Property a 2006 ALTA Loan title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent insuring that the mortgage is of first priority, subject only to Permitted Encumbrances, and deliver to the Administrative Agent evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid;

(iii) deliver to the Administrative Agent (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by such Mortgage and is located in a special flood hazard area, (2) is written in an amount that is reasonably satisfactory to the Administrative Agent and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board; and

(iv) deliver to the Administrative Agent a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (c)(ii) above and a copy of all other material documents affecting such Mortgaged Property.

6.13 IP Subsidiaries. Maintain, at all times, an ownership structure such that (a) New CFC is wholly owned by U.S. Newco, Wholly Owned Subsidiary Guarantors or the Borrower, (b) the New CFC Subsidiaries are wholly owned by New CFC or other New CFC Subsidiaries and (b) U.S. Newco is wholly owned by one or more Wholly Owned Subsidiary Guarantors or the Borrower.

6.14 Designation of Subsidiaries. (a) The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it has Indebtedness with recourse to any Group Member, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Person with respect to which any Group Member has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition, (v) after giving effect to such designation, the Borrower is in compliance with the financial covenants set forth in Section 7.1 for the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 6.1, on a pro forma basis, giving effect to the respective designation (as well as all other designations of Unrestricted Subsidiaries and Restricted Subsidiaries consummated during the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 6.1) and (vi) no Subsidiary may be designated an Unrestricted Subsidiary if, after giving effect to such designation, Unrestricted Subsidiaries have, in the aggregate, (x) at the last day of the Reference Period most recently ended, total assets equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date or (y) revenues during such Reference Period equal to or greater than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein, at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein as determined in good faith by the board of directors of the Borrower. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall, at the time of such designation, constitute the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time. Upon a redesignation of any Subsidiary as a Restricted Subsidiary, the Investments of the Borrower in Unrestricted Subsidiaries shall be reduced by the fair market value of the Borrower’s Investment in such Subsidiary at the time of such redesignation (as determined in good faith by the board of directors of the Borrower) (it being understood that such reduction shall not exceed the Borrower’s initial Investment in such Subsidiary, less returns on such Investment received by the Borrower). Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Borrower.

(c) If, as of the last day of any Reference Period ended after the Closing Date, Unrestricted Subsidiaries have, in the aggregate, (i) total assets at such day equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date or (ii) revenues during such Reference Period equal to or greater than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, no later than five Business Days subsequent to the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with Section 6.14(a) such that, following such designation(s), Unrestricted Subsidiaries have, in the aggregate (i) total assets at the last day of such Reference Period of less than 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries at such date and (ii) total revenues during such Reference Period of less than 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, on and after the Closing Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to (and (i) with respect to Section 7.16, solely New CFC Entities shall not and (ii) with respect to Section 7.17, solely U.S. Newco shall not), directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
September 30, 2012	5.25:1.00
December 31, 2012	5.25:1.00
March 31, 2013	5.25:1.00
June 30, 2013	5.00:1.00
September 30, 2013	5.00:1.00
December 31, 2013	5.00:1.00
March 31, 2014	5.00:1.00
June 30, 2014	4.75:1.00
September 30, 2014	4.75:1.00
December 31, 2014 and thereafter	4.50:1.00

(b) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Secured Leverage Ratio
September 30, 2012	3.75:1.00
December 31, 2012	3.75:1.00
March 31, 2013	3.75:1.00
June 30, 2013	3.625:1.00
September 30, 2013	3.625:1.00
December 31, 2013	3.625:1.00
March 31, 2014	3.625:1.00
June 30, 2014	3.50:1.00
September 30, 2014	3.50:1.00
December 31, 2014 and thereafter	3.25:1.00

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 3.50:1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to any Restricted Subsidiary, (ii) any Wholly Owned Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary, (iii) any Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor to any other Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor, (iv) any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary (provided that any such Indebtedness that is owed by a Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor to a Loan Party (other than as permitted by clause (iii) hereof) shall be subject to Section 7.7(f)) and (v) any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary incurred pursuant to any IP Reorganization Transaction;

(c) Guarantee Obligations (i) incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor, (ii) incurred in the ordinary course of Business by any Restricted Subsidiary of obligations of the Borrower, (iii) incurred in the ordinary course of Business by any Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor of obligations of any other Subsidiary Guarantor that is not a Wholly Owned Subsidiary Guarantor and (iv) incurred by the Borrower or any of its Restricted Subsidiaries of obligations of any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor (provided that any such Guarantee Obligation incurred pursuant to this clause (iv) shall be subject to Section 7.7(f));

(d) Indebtedness outstanding on the Closing Date and, to the extent not otherwise permitted by this Section 7.2, listed on Schedule 7.2(d), unless such Indebtedness is in an outstanding principal amount of less than $50,000 (provided the aggregate principal amount of all such unlisted Indebtedness shall not exceed $1,000,000), and any Permitted Refinancing Indebtedness in respect thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(c) in an aggregate principal amount not to exceed $60,000,000 at any one time outstanding;

(f) (i) Indebtedness of the Borrower in respect of the Bridge Loans and/or the Senior Unsecured Debt in an aggregate principal amount not to exceed $375,000,000, (ii) Indebtedness of the Borrower in respect of Permitted Unsecured Debt (other than any Senior Unsecured Debt), provided that the Net Cash Proceeds of such Permitted Unsecured Debt are used to prepay the Term Loans, (iii) Permitted Refinancing Indebtedness in respect of any Indebtedness permitted under Section 7.2(f)(i) and (ii) and (iv) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness permitted under Section 7.2(f);

(g) Earnout Obligations incurred in connection with Permitted Acquisitions;

(h) Receivables Transaction Attributed Indebtedness and Factoring Indebtedness in an aggregate at any time outstanding not to exceed $200,000,000;

(i) to the extent constituting Indebtedness, obligations in respect of Swap Agreements otherwise permitted hereunder;

(j) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(k) (i) Indebtedness acquired or assumed by the Borrower or any Restricted Subsidiaries in connection with a Permitted Acquisition; provided, that (w) such Indebtedness is not incurred in connection with, or in contemplation of, such transaction; (x) on the date of the acquisition or assumption of such Indebtedness, on a pro forma basis, giving effect to such Permitted Acquisition and any Indebtedness acquired, assumed or incurred in connection therewith, each of the Consolidated Leverage Ratio and Consolidated Secured Leverage Ratio immediately after such acquisition or assumption of Indebtedness (in each case determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b)) is at least 0.25 less than the Consolidated Leverage Ratio and Consolidated Secured Leverage Ratio required by Section 7.1 for the most recently ended fiscal quarter for which financial information has been delivered pursuant to Section 6.1(a) or (b) and (y) immediately after giving effect to such acquisition or assumption, such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person and any of its Subsidiaries) (and such Indebtedness shall not contain a requirement that such Indebtedness be guaranteed by the Borrower or any Restricted Subsidiary that is not a guarantor in respect thereof immediately after giving effect to such acquisition or assumption) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l) (i) unsecured Indebtedness incurred by the Borrower or any Restricted Subsidiaries in connection with a Permitted Acquisition; provided that (w) such Indebtedness matures no earlier than 181 days after the Tranche B Term Maturity Date, (x) on the date of incurrence of such Indebtedness, on a pro forma basis, giving effect to such Permitted Acquisition and any Indebtedness acquired, assumed or incurred in connection therewith, each of the Consolidated Leverage Ratio and Consolidated Secured Leverage Ratio immediately after such incurrence of Indebtedness (in each case determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b)) is at least 0.25 less than the Consolidated Leverage Ratio and Consolidated Secured Leverage Ratio required by Section 7.1 for the most recently ended fiscal quarter for which financial information has been delivered pursuant to Section 6.1(a) or (b), (y) such Indebtedness shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change of Control set forth herein and (z) such Indebtedness shall not be subject to a financial maintenance covenant more favorable to the lenders providing such Indebtedness than those contained in the Loan Documents (other than for periods after the Tranche B Term Maturity Date) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(m) Indebtedness relating to Disqualified Capital Stock (i) issued to or owned by the Borrower or any Subsidiary Guarantor and (ii) not issued by (x) the Borrower or (y) any Subsidiary Guarantor (unless, in the case of this clause (ii)(y), either (A) such Disqualified Capital Stock issued by a Subsidiary Guarantor is issued to the Borrower or (B) such Disqualified Capital Stock issued by a Wholly Owned Subsidiary Guarantor is issued to the Borrower or any other Wholly Owned Subsidiary Guarantor);

(n) (i) secured or unsecured notes (such notes, “Incremental Equivalent Debt”); provided that (A) the aggregate principal amount of all Incremental Equivalent Debt, together with the aggregate principal amount (or committed amount, if applicable) of all Term Loans (including Incremental Term Loans) and Revolving Commitments (including Incremental Revolving Commitments) shall not exceed $1,300,000,000, (B) the incurrence of such Indebtedness shall be subject to clauses (ii), (iii) and (iv) of the proviso to Section 2.25(a), as if such Incremental Equivalent Debt were an Incremental Term Loan or Incremental Revolving Commitment, as applicable, and the date of incurrence of such Incremental Equivalent Debt were an Increased Facility Closing Date, (C) such Indebtedness shall mature no earlier than 181 days after the Tranche B Term Maturity Date, (D) such Incremental Equivalent Debt shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than the definition of Change of Control set forth herein and (E) such Incremental Equivalent Debt shall not be subject to a financial maintenance covenant more favorable to the holders thereof than those contained in the Loan Documents (other than for periods after the Tranche B Term Maturity Date) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(o) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for customary indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary otherwise permitted hereunder; provided that any such Indebtedness in connection with a Permitted Acquisition in respect of Persons that do not, upon the acquisition thereof (subject to any grace period set forth in Section 6.12), become Subsidiary Guarantors or property that is not, upon acquisition thereof, owned by Subsidiary Guarantors shall be subject to the consideration limitation in clause 7.7(h)(v);

(p) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary Deposit Accounts and Securities Accounts maintained by a Loan Party as part of its ordinary cash management program;

(q) unsecured Guarantee Obligations incurred by the Borrower of cash management obligations of Subsidiaries incurred in the ordinary course of business;

(r) unsecured Guarantee Obligations incurred in the ordinary course of business by the Borrower of operating leases of Subsidiaries; and

(s) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed 20% of Consolidated Tangible Assets in the aggregate at any time outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Permitted Encumbrances;

(b) Liens in existence on the Closing Date and, to the extent not otherwise permitted by this Section 7.3, listed on Schedule 7.3(b), unless neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the Closing Date) of the assets subject thereto exceeds (as to the Borrower and all Restricted Subsidiaries) $50,000 (provided that the aggregate outstanding principal amount of the obligations secured by, or the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject to, any Lien existing on the Closing Date not otherwise permitted by this Section 7.3 and not listed on Schedule 7.3(b) does not exceed $1,000,000), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(c) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets (or Permitted Refinancing Indebtedness in respect thereof), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased;

(d) Liens created pursuant to the Security Documents;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Borrower or any Restricted Subsidiary other than proceeds thereof and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(g) Liens on assets of Restricted Subsidiaries solely in favor of the Borrower or a Loan Party as secured party and securing Indebtedness owing by a Restricted Subsidiary to the Borrower or a Loan Party;

(h) Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction;

(i) Liens on the real property owned by Foreign Subsidiaries listed on Schedule 7.3(i) hereto; provided that the aggregate outstanding principal amount of all Indebtedness secured by all Liens permitted under this clause (i) does not exceed $25,000,000 at any time;

(j) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k) Liens securing obligations in respect of Swap Agreements incurred in the ordinary course of business;

(l) Liens renewing, extending or refunding any Lien permitted by Section 7.3(c) or Section 7.3(e), provided, that (i) the principal amount of Indebtedness secured by any such Lien immediately prior to such extension, renewal or refunding is not increased and (ii) such Lien is not extended to any additional property;

(m) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member;

(n) Liens with respect to property or assets of the Borrower or any Restricted Subsidiary securing Incremental Equivalent Debt, provided that such Incremental Equivalent Debt shall be secured only by a Lien on the Collateral and on a pari passu or subordinated basis with the Obligations and shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; and

(o) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Restricted Subsidiaries) 10.0% of Consolidated Tangible Assets;

provided that notwithstanding the foregoing, in no event shall any Lien exist upon the Capital Stock of U.S. Newco, other than (A) Liens arising under the Loan Documents or (B) nonconsensual Liens imposed by operation of law and Permitted Encumbrances (other than pursuant to clause (i) of the definition thereof).

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Person may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or, subject to Section 7.12(f), with or into any Restricted Subsidiary (provided that (w) the Restricted Subsidiary shall be the continuing or surviving corporation; (x) if any of the involved parties is a Wholly Owned Subsidiary, then the surviving entity shall be a Wholly Owned Subsidiary, (y) if any of the involved parties is a Loan Party, then the surviving entity shall be a Loan Party and (z) if any of the involved parties is a Wholly Owned Subsidiary Guarantor, then the surviving entity shall be a Wholly Owned Subsidiary Guarantor); provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary of the Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 7.7 and any such merger in connection with the Purchase of any Person that is not a Wholly-Owned Subsidiary of the Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 7.7.

(b) any Restricted Subsidiary may liquidate or dissolve (i) if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (ii) pursuant to any IP Reorganization Transaction;

(c)(i) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (x) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise), (y) pursuant to a Disposition permitted by Section 7.5, (ii) any Restricted Subsidiary of the Borrower that is not a Wholly Owned Subsidiary Guarantor may Dispose of any or all of its assets to any Subsidiary Guarantor and (iii) any Restricted Subsidiary may Dispose of any or all of its assets to the Borrower or any other Restricted Subsidiary in any IP Reorganization Transaction; and

(d) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) the Disposition of any asset (i) of the Borrower or any Restricted Subsidiary to the Borrower or any Wholly Owned Subsidiary Guarantor, (ii) of any Restricted Subsidiary that is not a Wholly Owned Subsidiary Guarantor to a Subsidiary Guarantor, (iii) solely among Restricted Subsidiaries that are not Loan Parties, (iv) of a Restricted Subsidiary that is not a Loan Party to a Loan Party, (v) solely among Loan Parties (other than the Borrower) that are not Wholly Owned Subsidiary Guarantors and (vi) of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary in any IP Reorganization Transaction;

(e) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(f) any Disposition of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction;

(g) any Lien permitted under Section 7.3, any merger, consolidation, liquidation or dissolution permitted under Section 7.4, any Restricted Payment permitted under Section 7.6 and any Investment permitted under Section 7.7;

(h) any Disposition pursuant to any Swap Agreement permitted hereunder;

(i) any Disposition of accounts receivable (and rights ancillary thereto) of Restricted Subsidiaries pursuant to, and in accordance with the terms of, the factoring agreement pursuant to which the Factoring Indebtedness referred to in Section 7.2(h) is incurred;

(j) any (i) Disposition pursuant to any non-exclusive license of Intellectual Property and (ii) any exclusive license of Intellectual Property entered into in the ordinary course of business of the applicable Group Member;

(k) dispositions of accounts receivable and other rights to payment principally for collection purposes; and

(l) the Disposition of other property having a fair market value not to exceed 10% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrower; provided that (i) the consideration for any such Disposition (or series of related Dispositions) in excess of $40,000,000 consists of at least 75% cash consideration (provided that for purposes of the 75% cash consideration requirement (A) (1) the amount of any Indebtedness of the Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets, (2) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition and (3) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3), not in excess of $40,000,000, in each case shall be deemed to be cash and (B) Cash Equivalents and marketable U.S. debt securities (determined in accordance with GAAP) shall be deemed to be cash), (ii) no Event of Default then exists or would result therefrom and (iii) the Net Proceeds thereof are applied in accordance with Section 2.12(b).

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of such Group Member, whether now or hereafter outstanding, or make any other distribution in respect of such Group Member’s Capital Stock, either directly or indirectly, whether in cash or property or in obligations of such Group Member (collectively, “Restricted Payments”), except that:

(a) any (i) Restricted Subsidiary may declare or make Restricted Payments ratably with respect to any class of its Capital Stock and (ii) Restricted Subsidiary may declare or make Restricted Payments in any IP Reorganization Transaction;

(b) dividends may be declared and made by the Borrower with respect to its Capital Stock payable solely in additional shares of its common stock or Acceptable Preferred Equity;

(c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (c) after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $10,000,000;

(d) dividends and other Restricted Payments may be declared and made by any Restricted Subsidiary with respect to its Capital Stock (i) to the Borrower or any Wholly Owned Subsidiary Guarantor that owns Capital Stock of such Subsidiary, (ii) with respect to any such Restricted Subsidiary that is a Loan Party (other than any Wholly Owned Subsidiary Guarantor) to any Loan Party that owns Capital Stock of such Subsidiary, (iii) with respect to any Restricted Subsidiary that is not a Loan Party, to any Loan Party that owns Capital Stock of such Subsidiary and (iv) with respect to any Restricted Subsidiary that is not a Loan Party (and for which no Loan Party owns any Capital Stock) to any other Restricted Subsidiary that is not a Loan Party that owns Capital Stock of such Subsidiary; and

(e) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and its Restricted Subsidiaries may declare and make additional Restricted Payments; provided that such Restricted Payments shall not exceed $30,000,000 in the aggregate in any fiscal year; provided further that (i) additional Restricted Payments in an aggregate amount not to exceed $5,000,000 in any fiscal year shall be permitted so long as on a pro forma basis, after giving effect to the making of such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Consolidated Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, is less than 3.50:1.00, (ii) additional Restricted Payments in an aggregate amount not to exceed $5,000,000 in any fiscal year shall be permitted so long as on a pro forma basis, after giving effect to the making of such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Consolidated Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, is less than 3.00:1.00 (it being understood that such amount shall be in addition to amounts permitted under clause (i) above) and (iii) additional Restricted Payments in an aggregate amount not to exceed $20,000,000 in any fiscal year shall be permitted so long as on a pro forma basis, after giving effect to the making of such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Consolidated Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, is less than 2.50:1.00 (it being understood that such amount shall be in addition to amounts permitted under clauses (i) and (ii) above).

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) (i) extensions of trade credit in the ordinary course of business and (ii) Investments existing on the Closing Date and, to the extent not otherwise permitted by Section 7.7, set forth on Schedule 7.7(a), unless such Investment (valued at cost) does not exceed $50,000 (provided that the aggregate amount (valued at cost) of such unlisted Investments does not exceed $1,000,000);

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) consistent with prudent business practice and in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding; and payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(e) the Acquisition;

(f) (i) Investments, loans or advances made by the Borrower or any Restricted Subsidiary in the Borrower or any Wholly Owned Subsidiary Guarantor, (ii) Investments, loans or advances made by any Restricted Subsidiary that is not a Loan Party in any Loan Party, (iii) Investments, loans or advances made by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, (iv) Investments, loans or advances made by (x) any Loan Party in any Restricted Subsidiary that is not a Loan Party and (y) by the Borrower or any Wholly Owned Subsidiary Guarantor in any Loan Party (other than the Borrower) that is not a Wholly Owned Subsidiary Guarantor in an aggregate amount (as to clauses (x) and (y) taken together) not to exceed $50,000,000 and (v) Investments, loans or advances made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary in any IP Reorganization Transaction;

(g) Investments in assets useful in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(h) Permitted Acquisitions; provided that with respect to each purchase or other acquisition made pursuant to this Section 7.8(h):

(i) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition (and any related acquisition, assumption or incurrence of Indebtedness), the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) as though such purchase or other acquisition (and any related acquisition, assumption or incurrence of Indebtedness) had been consummated as of the first day of the fiscal period covered thereby;

(ii) on a pro forma basis, giving effect to any such purchase or other acquisition (and any related acquisition, assumption or incurrence of Indebtedness), each of the Consolidated Leverage Ratio and Consolidated Secured Leverage Ratio immediately after such acquisition or assumption (in each case determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b)) is at least 0.25 less than the Consolidated Leverage Ratio and Consolidated Secured Leverage Ratio required by Section 7.1 for the most recently ended fiscal quarter for which financial information has been delivered pursuant to Section 6.1(a) or (b);

(iii) any Indebtedness incurred in connection with such Permitted Acquisition (for the avoidance of doubt, other than Indebtedness assumed in connection therewith, including any such Indebtedness assumed in accordance with Section 7.2(k)) shall be incurred pursuant to Section 7.2(l), an Incremental Term Facility or Incremental Revolving Commitments; provided that any such Incremental Term Facility shall not be subject to a financial maintenance covenant more favorable to the lenders providing such Indebtedness than those contained in the Loan Documents (other than for periods after the Tranche B Term Maturity Date), and

(iv) the aggregate consideration (whether cash or property, as valued in good faith by the board of directors of the Borrower) given by the Group Members for all acquisitions consummated in reliance on this Section 7.8(h) of (x) Persons that do not, upon the acquisition thereof, become Subsidiary Guarantors or (y) property that is not, upon acquisition thereof, owned by Subsidiary Guarantors, shall not exceed $150,000,000;

(i) Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) in a Restricted Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted hereunder to such a special-purpose entity;

(j) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations (including operating lease obligations), incurred in the ordinary course of business, of the Borrower or any other Loan Party;

(k) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 7.5;

(m) [Reserved.];

(n) Investments with respect to Swap Agreements otherwise permitted hereunder; and

(o) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) outstanding at any time not to exceed 20% of Consolidated Tangible Assets (which aggregate amount shall be net of returns on such Investments received by the Borrower or any of its Restricted Subsidiaries).

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Unsecured Debt, Permitted Unsecured Debt or any Indebtedness that is subordinated to the Obligations; provided that the Borrower shall be permitted to repay any Senior Unsecured Debt, Permitted Unsecured Debt or any Indebtedness that is subordinated to the Obligations so long as, (i) on a pro forma basis, after giving effect to such prepayment and any Indebtedness incurred with respect thereto, (x) the Consolidated Leverage Ratio (determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b)) is less than 4.00:1.00 and (y) the Consolidated Secured Leverage Ratio (determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.1(a) or (b)) is less than 2.25:1.00 and (ii) on the date of such repayment, there shall be no more than $75,000,000 in aggregate amount of Revolving Extensions of Credit outstanding or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Bridge Loans, the Senior Unsecured Debt, Permitted Unsecured Debt or any such subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or (ii) is not materially adverse to the Lenders).

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that this Section 7.9 shall not prohibit (i) transactions between or among Loan Parties not involving any other Affiliate, (ii) any Restricted Payment permitted by Section 7.6, (iii) any guaranty, advance or other investment permitted by Section 7.7 by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary, (iv) transactions pursuant to agreements in effect on the Closing Date and disclosed in the Borrower’s or Collective’s filings with the SEC and any extensions, renewals, amendments or modifications thereof (provided, that this clause (iv) shall not apply to any extension, or renewal of, or any amendment or modification of such agreements that is less favorable to the Borrower or the applicable Restricted Subsidiaries, as the case may be, than the terms of such transaction as in effect on the Closing Date), (v) the payment of reasonable and customary amounts paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Borrower or any Restricted Subsidiary, (vi) transactions between the Borrower or any Restricted Subsidiary, on the one hand, and any Restricted Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction, on the other hand and (vii) any IP Reorganization Transactions.

7.10 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

7.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than the Saturday closest to (either before or after) December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents, provided that the foregoing shall not apply to restrictions or conditions (a) imposed by law or by this Agreement, the other Loan Documents, any Swap Agreement, the Bridge Credit Agreement or the Senior Unsecured Debt Agreement, (b) (i) existing on the Closing Date and identified on Schedule 7.12 and (ii) any extension or renewal of such restriction or condition or any agreement evidencing such restriction or condition or any amendment or modification thereof, in each case that does not materially expand the scope of any such restriction or condition), (c) contained in agreements relating to the sale of a Subsidiary or Subsidiaries pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is, or the Subsidiaries that are, to be sold (or, in each case, the assets of, or Equity Interests therein), (d) contained in any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (e) contained in leases or other agreements that are customary and restrict the assignment (or subletting) thereof and relate only to the assets subject thereto, (f) (i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary is acquired, so long as such restrictions were not entered into solely in contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary (provided that for so long as such restrictions are applicable (including pursuant to clause (f)(ii)), no other Restricted Subsidiary may be merged or consolidated with such Restricted Subsidiary if the property subject to such restrictions would be expanded as a result of such merger or consolidation) and (ii) any renewal or extension of a restriction or condition permitted by clause (f)(i) or any agreement evidencing such restriction or condition or any amendment or modification thereof so long as such renewal or extension does not materially expand the scope of such restriction or condition, (g) contained in agreements relating to a Disposition permitted hereunder pending such Disposition, provided such restrictions and conditions apply only to the assets subject to such Disposition, (h) are set forth in agreements governing Indebtedness or other obligations of Foreign Subsidiaries, (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures other similar arrangements permitted hereunder, (j) are restrictions with respect to cash collateral so long as the Lien in respect of such cash collateral is permitted under Section 7.3 (k) are provisions requiring the granting of a Lien to any Person on any Collateral if a Lien is granted with respect to such Collateral securing the Obligations (it being understood that any such Lien shall only be permitted if permitted under Section 7.3), (l) are set forth in any Permitted Refinancing Indebtedness (so long as such restrictions set forth therein are not materially more restrictive than the comparable provisions of the Indebtedness being refinanced) or (m) are customary net worth provisions contained in real property leases or licenses of Intellectual Property, so long as the Borrower has determined in good faith that such provisions could not reasonably be expected to impair the ability of the Borrower and the other Loan Parties to satisfy the Obligations.

7.13 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower or (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Bridge Credit Agreement and/or the Senior Unsecured Debt Agreement, (ii) (x) existing on the Closing Date and identified on Schedule 7.13 and (y) any extension or renewal of such encumbrance or restriction or any agreement evidencing such encumbrance or restriction or any amendment or modification thereof, in each case that does not materially expand the scope of any such encumbrance or restriction, (iii) any restrictions with respect to a Subsidiary (or the assets or Capital Stock thereof) imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) leases or other agreements that are customary and restrict the assignment (or subletting) thereof or relate only to the assets subject thereto, (v) (x) any restrictions that are binding on a Restricted Subsidiary at the time such Subsidiary is acquired, so long as such restrictions were not entered into solely in contemplation of such Subsidiary becoming a Subsidiary and (y) any renewal or extension of a restriction or condition permitted by clause (v)(x) or any agreement evidencing such restriction or condition or any amendment or modification thereof that does not materially expand the scope of such restriction or condition, (vi) any agreement relating to a Disposition permitted hereunder pending such Disposition, provided such restrictions and conditions apply only to the assets subject to such Disposition, (vii) any agreement governing Indebtedness or other obligations of a Foreign Subsidiary, (viii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures other similar arrangements permitted hereunder, (ix) agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (x) any provisions requiring the granting of a Lien to any Person on any Collateral if a Lien is granted with respect to such Collateral securing the Obligations (it being understood that any such Lien shall be permitted only if permitted under Section 7.3), (xi) any agreement relating to Permitted Refinancing Indebtedness (so long as such restrictions set forth therein are not materially more restrictive than the comparable provisions of the Indebtedness being refinanced), (xii) are restrictions with respect to cash collateral so long as the Lien in respect of such cash collateral is permitted under Section 7.3 or (xiii) are customary net worth provisions contained in real property leases or licenses of Intellectual Property, so long as the Borrower has determined in good faith that such provisions could not reasonably be expected to impair the ability of the Borrower and the other Loan Parties to satisfy the Obligations .

7.14 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

7.15 Amendments to Target Acquisition Documents. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Target Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

7.16 New CFC Entities. (i) Conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its (A) ownership of (x) the IP Assets (it being understood that manufacturing, selling and distributing of products and goods relating to the IP Assets and engaging in any licensing of IP Assets and any transactions ancillary to the foregoing shall be considered to be incidental to ownership of the IP Assets for purposes hereof) and (y) Capital Stock of any other Non-Domestic Subsidiary (it being understood that any IP Reorganization Transaction shall be permitted) and (B) organizational existence, (ii) incur, create or assume any Indebtedness or other liabilities or financial obligations, except (A) pursuant to the New CFC Intercompany Note, (B) nonconsensual obligations imposed by operation of law, (C) obligations with respect to its Capital Stock, (D) franchise taxes, (E) unsecured trade payables incurred in the ordinary course of business and (F) other unsecured Indebtedness and other obligations in an aggregate principal amount (for all New CFC Entities and together with the aggregate principal amount of unsecured Indebtedness of U.S. Newco) not to exceed $1,000,000 at any time outstanding, (iii) own, lease, manage or otherwise operate any properties or assets other than the IP Assets, Capital Stock of other Non-Domestic Subsidiaries, the proceeds of any Indebtedness permitted by this Section 7.16 and other property or assets necessary for the conduct of business otherwise permitted by this Section 7.16 (it being understood that the foregoing shall not prevent any IP Reorganization Transactions that require any New CFC Entity to temporarily own any property or assets that are not IP Assets and Capital Stock of Non-Domestic Subsidiaries), (iv) permit any Lien to exist upon any of its property or assets, other than nonconsensual Liens imposed by operation of law and Permitted Encumbrances (other than pursuant to clause (i) of the definition thereof), (v) Dispose of any IP Assets (other than (1) pursuant to Section 7.5(j) or (l), (2) any intercompany Disposition to U.S. Newco, a Loan Party or another New CFC Entity and (3) any intercompany Disposition to WILP or any of its Subsidiaries so long as the fair market value of all IP Assets so Disposed does not exceed $5,000,000 in the aggregate), (vi) other than in any IP Reorganization Transaction, merge with or into any Restricted Subsidiary or any other Person, unless the surviving entity is a Domestic Subsidiary, a Loan Party or a New CFC Entity.

7.17 U.S. Newco. (i) Incur, create or assume any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) obligations with respect to its Capital Stock, (C) Guarantee Obligations arising under the Loan Documents, (D) franchise taxes, (E) unsecured trade payables incurred in the ordinary course of business and (F) other unsecured Indebtedness or other obligations in an aggregate principal amount (with the aggregate principal amount of unsecured Indebtedness of the New CFC Entities) not to exceed $1,000,000 at any time outstanding, (ii) permit any Lien to exist upon any of its property or assets, other than (A) Liens arising under the Loan Documents or (B) nonconsensual Liens imposed by operation of law and Permitted Encumbrances (other than pursuant to clause (i) of the definition thereof) or (iii) merge with or into any Restricted Subsidiary or any other Person, unless the surviving entity is a Loan Party or U.S. Newco.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement (and, if such failure relates to a nonconsensual Lien for which neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $5,000,000, either (i) such failure shall remain unremedied for 30 calendar days after the earlier of (1) the day on which the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Borrower first obtains knowledge of such failure or (2) the day on which notice of such failure is given to the Borrowers by the Administrative Agent or any Lender (the “Commencement Date”) or (ii) the Borrower or its Restricted Subsidiary, as the case may be, shall fail, before the expiration of 15 calendar days after the Commencement Date, to begin, and at all times thereafter to continue, to contest such nonconsensual Lien in good faith by appropriate legal proceedings) or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $30,000,000 or more; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; or (iii) the PBGC shall institute proceedings to terminate any Pension Plan;; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $30,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect in any material respect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents on any property with a fair market value (individually or in the aggregate for all affected properties) of more than $5,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k) (i) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the SEC thereunder as in effect on the date hereof), other than Permitted Holders, of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or (ii) a Specified Change of Control shall occur; or

(l) the subordination provisions contained in any Indebtedness required by the terms hereof to be subordinated to the Obligations shall cease, for any reason, to be in full force and effect in any material respect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Foreign Currency Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and the Foreign Currency Agent, in their respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Foreign Currency Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Foreign Currency Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. Each of the Administrative Agent and the Foreign Currency Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Foreign Currency Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent and the Foreign Currency Agent. Each of the Administrative Agent and the Foreign Currency Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. Each of the Administrative Agent and the Foreign Currency Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each of the Administrative Agent and the Foreign Currency Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of the Administrative Agent and the Foreign Currency Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent and Foreign Currency Agent. (a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

(b) The Foreign Currency Agent may resign as Foreign Currency Agent upon 10 days’ notice to the Lenders, the Borrower and the Administrative Agent. If the Foreign Currency Agent shall resign as Foreign Currency Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Foreign Currency Agent, and the term “Foreign Currency Agent” shall mean such successor agent effective upon such appointment and approval, and the former Foreign Currency Agent’s rights, powers and duties as Foreign Currency Agent shall be terminated, without any other or further act or deed on the part of such former Foreign Currency Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Foreign Currency Agent by the date that is 10 days following a retiring Foreign Currency Agent’s notice of resignation, the retiring Foreign Currency Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Foreign Currency Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Foreign Currency Agent’s resignation as Foreign Currency Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Arrangers, Documentation Agents and Syndication Agent. Neither the Arrangers, the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of the financial covenants in this agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.18 without the written consent of each Lender directly and adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 6.5 of the Guarantee and Collateral Agreement with respect to the order in which the proceeds of Collateral are applied or the pro rata sharing provisions set forth therein without the written consent of each Lender directly and adversely affected thereby; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent or the Foreign Currency Agent without the written consent of the Administrative Agent or the Foreign Currency Agent, as applicable; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche A Term Loans or all outstanding Tranche B Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent and the Borrower may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) prior to the Closing Date, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement this Agreement without the consent of any Lender or the Required Lenders so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from Lenders constituting the Required Lenders stating that such Lenders object to such amendment; provided that in no event shall any such amendment, modification or supplement amend any provision requiring, in accordance with the first paragraph of this Section 10.1, the consent of each of the Lenders or each of the Lenders affected thereby.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Foreign Currency Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Wolverine World Wide, Inc.
9341 Courtland Drive N.E. Rockford, Michigan 49351 Attention: Donald T. Grimes
Telecopy: 616-866-0257
Telephone: 616-863-4404

Administrative Agent (and with respect to any notices to JPMorgan Chase Bank, N.A., as Issuing Lender):	JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Chicago, Illinois 60603

Attention: April Yebd
Telecopy: 888-292-9533
Telephone: 312-732-2628
Email: jpm.agency.servicing.4@jpmchase.com

Foreign Currency Agent:	J.P. Morgan Europe Limited
125 London Wall
London EC2Y 5AJ
Attention: The Manager, Loan & Agency Services
Telecopy: 44-207-777-2360

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Foreign Currency Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Arrangers for all its reasonable and invoiced costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to the Administrative Agent and the Arrangers, one firm of regulatory counsel and one firm of local counsel in each appropriate jurisdiction and other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lender, the Foreign Currency Agent and the Administrative Agent for all its reasonable and invoiced costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one counsel to the Lenders and the Administrative Agent, one firm of local counsel in each appropriate jurisdiction and other counsel retained with the Borrower’s consent (not to be unreasonably withheld or delayed) (provided that in the case of an actual (or perceived, if set forth in a writing by the affected party to the Borrower) conflict of interest, where the affected party informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected party), (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender, the Foreign Currency Agent and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from the Borrower’s delay in paying, stamp, excise and other similar Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse each Foreign Currency Lender or the Issuing Lender for all of its reasonable and invoiced losses, costs or expenses sustained in connection with any conversion of Obligations, fees, payments or any other amounts payable to such Foreign Currency Lender or the Issuing Lender, as applicable, from any currency other than Dollars to its Dollar Equivalent; provided that such conversion shall have resulted from the Borrower’s failure to comply with its obligations hereunder and (e) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender, the Foreign Currency Agent and the Administrative Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of one firm of counsel for all Indemnitees and, if necessary, one firm of regulatory counsel and one firm of local counsel in each appropriate jurisdiction for all Indemnitees (provided that in the case of an actual (or perceived, if set forth in a writing by the affected Indemnitee to the Borrower) conflict of interest, where the Indemnitee informs the Borrower of such conflict and thereafter retains its own counsel, the reasonable and invoiced costs and expenses of another firm of counsel for such affected Indemnitee), in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee, provided, further, that this Section 10.5(e) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim, and provided further that this Section 10.5(e) shall not require the reimbursement of costs, expenses and disbursements of any Indemnitee incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents (it being understood that any reimbursement in connection with such costs, expenses and disbursements shall be governed by Section 10.5(a)). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach of any Loan Document by such Indemnitee. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Donald T. Grimes (Telephone No. 616-863-4404) (Telecopy No. 616-866-0257), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, the Borrower or any Affiliate of the Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C) the Issuing Lender; provided that no consent of the Issuing Lender shall be required (i) for an assignment of all or any portion of a Term Loan or (ii) if the Issuing Lender’s exposure in respect of Letters of Credit issued by it is less than $1,000,000.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche A Term Facility, the Tranche B Term Facility and any Incremental Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, any Lender may assign all or a portion of its Term Loans (or Incremental Term Loans) to the Borrower at a price below the par value thereof; provided that any such assignment shall be subject to the following additional conditions: (1) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment, (2) on the date of effectiveness of such purchase and assignment, there shall be no more than $50,000,000 in aggregate amount of Revolving Loans and Swingline Loans outstanding, (3) no proceeds of Revolving Loans, Swingline Loans or Letters of Credit shall be used to fund such purchase and assignment, (4) any such offer to purchase shall be offered to all Term Lenders of a particular tranche on a pro rata basis, with mechanics to be agreed by the Administrative Agent and the Borrower, (5) any Loans so purchased shall be immediately cancelled and retired and (6) the Borrower shall provide, as of the date of its offer to purchase and as of the date of the effectiveness of such purchase and assignment, a customary representation and warranty that it is not in possession of any material non-public information with respect to the Borrower, its Subsidiaries or their respective securities that (i) has not been disclosed to the assigning Lender prior to such date and (ii) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to the Borrower (in each case, other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their respective securities).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the Borrower (upon request) or otherwise to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, with the prior written consent of the Administrative Agent, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. Except as otherwise set forth in the Commitment Letter, dated May 1, 2012, or the Fee Letter, dated May 1, 2012, this Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations with respect to any Subsidiary Guarantor that has become an Immaterial Subsidiary or an Excluded Foreign Subsidiary.

(c) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements, Specified Cash Management Agreements and/or contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (the date of the occurrence of the foregoing, the “Termination Date”), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Judgment Currency.

(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the respective Lender or Issuing Bank of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.15, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

10.16 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, in each case, who are instructed to comply with the confidentiality provisions herein, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed in writing by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17 Termination. If the Commitments hereunder are terminated prior to the Closing Date or the Closing Date has not occurred on or prior to February 1, 2013, this Agreement shall automatically terminate (if the Commitments are terminated, immediately, and if the Closing Date has not occurred on or prior to February 1, 2013, at 12:00 a.m. on February 2, 2013) and all obligations (other than those expressly stated to survive such termination, the requirement to pay any fees payable hereunder upon the expiration or termination of the Commitments and obligations under Section 10.5 and Section 10.16) of the Administrative Agent, the Lenders and each Loan Party under this Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Donald T. Grimes
Name: Donald T. Grimes
Title: SVP, CFO

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Krys Szremski
Name: Krys Szremski
Title: Vice President

J.P. MORGAN EUROPE LIMITED, as Foreign Currency Agent

By:	/s/ Ching Loh
Name: Ching Loh
Title: Associate

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Robert M. Jamula
Name: Robert M. Jamula
Title: Vice President

FIFTH THIRD BANK, as Documentation Agent and as a Lender

By:	/s/ Randal Wolffis
Name: Randal Wolffis Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Arthur F. Gray
Name: Arthur F. Gray Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joshua J. Dunham
Name: Joshua J. Dunham Title: Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Ted Hawke
Name: Ted Hawke Title: Senior Vice President

COMERICA BANK, as a Lender

By:	/s/ Thomas Vandermeulen
Name: Thomas Vandermeulen Title: Vice President

HSBC BANK PLC, as a Lender

By:	/s/ Peter Ian Wood
Name: Peter Ian Wood Title: Senior Corporate Banking Manager

HSBC Bank USA, N.A., as a Lender

By:	/s/ Andrew Bicker
Name: Andrew Bicker Title: Vice President

HUNAN COMMERCIAL BNAK, LTD. NEW YORK AGENCY, as a Lender

By:	/s/ Henry Hsieh
Name: Henry Hsieh Title: Assistant Vice President

THE HUNTIGTON NATIONAL BANK, as a Lender

By:	/s/ Kristine L. Vigliotti
Name: Kristine L. Vigliotti Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marianne T. Meil
Name: Marianne T. Meil Title: Senior Vice President

THE NORTHER TRUST COMPANY, as a Lender

By:	/s/ Phillip McCaulay
Name: Phillip McCaulay Title: Vice President

THE PRIVATE BANK & TRUST COMPANY, as a Lender

By:	/s/ David W. Edwards
Name: David W. Edwards Title: Managing Director

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody Title: Senior Vice President

RBS CITIZENS, N.A., as a Lender

By:	/s/ MEGAN LIVINGSTON
Name: MEGAN LIVINGSTON Title: VICE PRESIDENT

TAIWAN COOPERATIVE BANK LOS ANGELES BRANCH, as a Lender

By:	/s/ Li-Hua Huang
Name: Li-Hua Huang Title: Vice President & General Manager

The Bank of East Asia, New York Branch, as a Lender

By:	/s/ James Hua
Name: James Hua Title: Senior Vice President

By:	/s/ Kitty Sin
Name: Kitty Sin Title: Senior Vice President

Union Bank, NA, as a Lender

By:	/s/ Thomas Lass
Name: Thomas Lass Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ David W. Kee
Name: David W. Kee Title: Managing Director

SCHEDULE 1.1A

Commitments

Lender	Revolving Facility Commitment	Tranche A Term Commitment	Tranche B Term Commitment
JPMorgan Chase Bank, N.A.	$24,000,000.00	$66,000,000.00	$301,000,000.00
Wells Fargo Bank, National Association	$24,000,000.00	$66,000,000.00	$7,500,000.00
Fifth Third Bank	$18,000,000.00	$49,500,000.00	$7,500,000.00
PNC Bank, National Association	$18,000,000.00	$49,500,000.00	$7,500,000.00
Bank of America, N.A.	$14,666,666.67	$40,333,333.33
Branch Banking & Trust Co.	$13,333,333.33	$36,666,666.67
HSBC Bank plc	$6,666,666.67	$18,333,333.33
HSBC Bank USA, N.A.	$6,666,666.67	$18,333,333.33
RBS Citizens, N.A.	$13,333,333.33	$36,666,666.67
Sumitomo Mitsui Banking Corporation	$13,333,333.33	$36,666,666.67
KeyBank National Association	$9,333,333.33	$25,666,666.67	$12,500,000.00
The Huntington National Bank	$6,666,666.67	$18,333,333.33
Union Bank, N.A.	$6,666,666.67	$18,333,333.33
The Northern Trust Company	$5,333,333.33	$14,666,666.67
The Bank of East Asia, New York Branch	$4,000,000.00	$11,000,000.00
Comerica Bank	$4,000,000.00	$11,000,000.00	$1,500,000.00
The PrivateBank	$4,000,000.00	$11,000,000.00
Taiwan Cooperative Bank Los Angeles Branch	$4,000,000.00	$11,000,000.00
Hua Nan Commercial Bank, Ltd.	$2,666,666.67	$7,333,333.33
Raymond James Bank, N.A.	$1,333,333.33	$3,666,666.67	$12,500,000.00

Total	$200,000,000.00	$550,000,000.00	$350,000,000

SCHEDULE 1.1B

Mortgaged Property

Wolverine:

9341 Courtland Drive

Rockford, MI 49351

Target:

6001 Cane Run Road

Louisville, Kentucky

SCHEDULE 1.1C

Mandatory Costs

1.	Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

in relation to a Loan in Pounds Sterling:

in relation to a Loan in any currency other than Pounds Sterling:

percent per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.15(C)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

Schedule 1.1C - Page 1

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the most recent rate of charge supplied by the Reference Bank to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union;

(f)	“Reference Bank” means the principal London offices of JPMorgan Chase Bank, N.A.;

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(h)	“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, the Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by rhea Reference Bank as being the average of the Fee Tariffs applicable to the Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

Schedule 1.1C - Page 2

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of the Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and the Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1C - Page 3

SCHEDULE 1.1D

ADMINISTRATIVE SCHEDULE

FOREIGN CURRENCY LOANS

GENERAL

Foreign Currency Agent’s office for notices/borrowings/payment:

Loan and Agency Group

J. P. Morgan Europe Limited

25 Bank Street, Canary Wharf, London E14 5JP

Fax No: +44 20 7777 2360

CANADIAN DOLLARS

Lenders:

Lenders	Applicable Office for Notices/Payment
JPMorgan Chase Bank, N.A.	Notices: To Foreign Currency Agent at address above

Canadian Payment Office:

Agent’s CAD Wire Instructions

	Bank Name:	Royal Bank of Canada, Toronto
	Swift:	ROYCCAT2
	Account Name:	J.P. Morgan Europe Limited
	Swift:	CHASGB22
	Account No.:	2194421

Borrowings:

Funding must be made available to the Foreign Currency Agent at the Canadian Payment Office specified above on the Borrowing Date prior to:

12 p.m. London Time

Minimum amount of each Borrowing:

Foreign Currency Equivalent (as defined below) of $5,000,000 (rounded up for the currency amount)

Schedule 1.1D - Page 1

Payments/Prepayments:

Notice of prepayment must be received by:

11 a.m. Local Time 3 Business Days prior to proposed prepayment date

Minimum amount of each prepayment:

Foreign Currency Equivalent of $1,000,000 (rounded up for the currency amount)

Payments must be made to the Foreign Currency Agent at the Canadian Payment Office specified above prior to:

12 p.m. LondonTime

POUNDS STERLING

Lenders:

Lenders	Applicable Office for Notices/Payment
JPMorgan Chase Bank, N.A.	Notices: To Foreign Currency Agent at address above

U.K. Payment Office:

Agent’s GBP Wire Instructions

	Bank Name and Account Name:	J.P.Morgan Europe Limited, London
	Swift:	CHASGB22
	Sort Code:	40-52-06
	Account No.:	03043504 (IBAN GB82CHAS60924203043504)

Borrowings:

Funding must be made available to the Foreign Currency Agent at the U.K. Payment Office specified above on the Borrowing Date prior to:

12 p.m. London Time

Minimum amount of each Borrowing:

Foreign Currency Equivalent of $5,000,000 (rounded up for the currency amount)

Payments/Prepayments:

Notice of prepayment must be received by:

11 a.m. London time 3 Business Days prior to proposed prepayment date

Schedule 1.1D - Page 2

Minimum amount of each prepayment:

Foreign Currency Equivalent of $1,000,000 (rounded up for the currency amount)

Payments must be made to the Foreign Currency Agent at the U.K. Payment Office specified above prior to:

11 a.m. London Time

THE EURO

Lenders:

Lenders	Applicable Office for Notices/Payment
JPMorgan Chase Bank, N.A.	Notices: To Foreign Currency Agent at address above

Euro Payment Office:

Agent’s EURO Wire Instructions

	Bank Name:	JP Morgan AG, Frankfurt
	Swift:	CHASDEFX
	Account Name:	J.P. Morgan Europe Limited
	Swift:	CHASGB22
	Account No.:	DE93501108006001600037

Borrowings:

Funding must be made available to the Foreign Currency Agent at the Euro Payment Office specified above on the Borrowing Date prior to:

12 p.m. London time

Minimum amount of each Borrowing:

Foreign Currency Equivalent of $5,000,000 (rounded up for the currency amount)

Payments/Prepayments:

Notice of prepayment must be received by:

11 a.m. London time 3 Business Days prior to proposed prepayment date

Minimum amount of each prepayment:

Foreign Currency Equivalent of $1,000,000 (rounded up for the currency amount)

Payments must be made to the Foreign Currency Agent at the Euro Payment Office specified above prior to:

11 a.m. London time

Schedule 1.1D - Page 3

HONG KONG DOLLARS

Lenders:

Lenders	Applicable Office for Notices/Payment
JPMorgan Chase Bank, N.A.	Notices: To Foreign Currency Agent at address above

Hong Kong Payment Office:

Agent’s HKD Wire Instructions

	Bank Name:	JPMORGAN CHASE BANK, HONGKONG
	Swift:	CHASHKHH
	Account Name:	J.P. Morgan Europe Limited
	Swift:	CHASGB22
	Account No.:	6743900091

Borrowings:

Funding must be made available to the Foreign Currency Agent at the Hong Kong Payment Office specified above on the Borrowing Date prior to:

9 a.m. Local Time

Minimum amount of each Borrowing:

Foreign Currency Equivalent (as defined below) of $5,000,000 (rounded up for the currency amount)

Payments/Prepayments:

Notice of prepayment must be received by:

11 a.m. Local Time 3 Business Days prior to proposed prepayment date

Minimum amount of each prepayment:

Foreign Currency Equivalent of $1,000,000 (rounded up for the currency amount)

Payments must be made to the Foreign Currency Agent at the Hong Kong Payment Office specified above prior to:

9 a.m. Local Time

Schedule 1.1D - Page 4

SWEDISH KRONOR

Lenders:

Lenders	Applicable Office for Notices/Payment
JPMorgan Chase Bank, N.A.	Notices: To Foreign Currency Agent at address above

Swedish Payment Office:

Agent’s SEK Wire Instructions

	Bank Name:	SKANDINAVISKA ENSKILDA BANKEN, STOCKHOLM
	Swift:	ESSESESS
	Account Name:	J.P. Morgan Europe Limited
	Swift:	CHASGB22
	Account No.:	52018519395

Borrowings:

Funding must be made available to the Foreign Currency Agent at the Swedish Payment Office specified above on the Borrowing Date prior to:

9 a.m. Local Time

Minimum amount of each Borrowing:

Foreign Currency Equivalent (as defined below) of $5,000,000 (rounded up for the currency amount)

Payments/Prepayments:

Notice of prepayment must be received by:

11 a.m. Local Time 3 Business Days prior to proposed prepayment date

Minimum amount of each prepayment:

Foreign Currency Equivalent of $1,000,000 (rounded up for the currency amount)

Payments must be made to the Foreign Currency Agent at the Swedish Payment Office specified above prior to:

9 a.m. Local Time

Schedule 1.1D - Page 5

SWISS FRANCS

Lenders:

Lenders	Applicable Office for Notices/Payment
JPMorgan Chase Bank, N.A.	Notices: To Foreign Currency Agent at address above

Swiss Payment Office:

Agent’s CHF Wire Instructions

	Bank Name:	UBS AG(HEAD OFFICE) ZURICH
	Swift:	UBSWCHZH
	Account Name:	J.P. Morgan Europe Limited
	Swift:	CHASGB22
	Account No.:	023044266.05R (IBAN CH180023023004426605R)

Borrowings:

Funding must be made available to the Foreign Currency Agent at the Swiss Payment Office specified above on the Borrowing Date prior to:

9 a.m. Local Time

Minimum amount of each Borrowing:

Foreign Currency Equivalent (as defined below) of $5,000,000 (rounded up for the currency amount)

Payments/Prepayments:

Notice of prepayment must be received by:

11 a.m. Local Time 3 Business Days prior to proposed prepayment date

Minimum amount of each prepayment:

Foreign Currency Equivalent of $1,000,000 (rounded up for the currency amount)

Payments must be made to the Foreign Currency Agent at the Swiss Payment Office specified above prior to:

9 a.m. Local Time

Schedule 1.1D - Page 6

For purposes of this Schedule:

“Foreign Currency Equivalent“ means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

Schedule 1.1D - Page 7

SCHEDULE 1.1E

Existing Letters of Credit

None.

SCHEDULE 1.1F

Foreign Currency Lenders

Set forth below are the Revolving Lenders that, as of the Closing Date, are Foreign Currency Lenders with respect to Canadian Dollars, Pounds Sterling, the Euro, Hong Kong Dollars, Swedish Kronor and Swiss Francs.

Revolving Lender

JPMorgan Chase Bank, N.A.

Wells Fargo Bank, National Association

Fifth Third Bank

PNC Bank, National Association

Bank of America, N.A.

Branch Banking and Trust Company

RBS Citizens, N.A.

Sumitomo Mitsui Banking Corporation

KeyBank National Association

The Huntington National Bank

HSBC Bank PLC

HSBC Bank USA, N.A.

Union Bank, NA

The Northern Trust Company

Comerica Bank

Private Bank

SCHEDULE 4.4

Consents, Authorizations, Filings and Notices

Wolverine:

None.

Target:

None.

SCHEDULE 4.13

ERISA Matters

Wolverine:

None.

Target:

None.

SCHEDULE 4.15(a)(i)

Restricted Subsidiaries

[To be updated prior to the Closing Date.]

SCHEDULE 4.15(a)(ii)

Unrestricted Subsidiaries

[To be updated prior to the Closing Date.]

SCHEDULE 4.15(b)

Existing Capital Stock Options

Wolverine:

None.

Target:

Five hundred thousand (500,000) shares of Series A Convertible Preferred Stock, no par value, issued by The Stride Rite Corporation and owned by PSS US Holdings LLC – to be converted into shares of common stock of The Stride Rite Corporation on or about the Closing Date.

SCHEDULE 4.19(a)

UCC Filing Jurisdictions

Loan Parties organized in each of the jurisdictions set forth below and such filings to be made in the offices specified:

Wolverine:

Delaware:	Delaware Secretary of State
Michigan:	Michigan Department of State

Target:

Delaware:	Delaware Secretary of State
Kansas:	Kansas Secretary of state
Massachusetts:	Massachusetts Secretary of the Commonwealth
Nevada:	Nevada Secretary of State
Washington:	Washington Secretary of State

SCHEDULE 4.19(b)

Mortgage Filing Jurisdictions

Wolverine:

9341 Courtland Drive

Rockford, MI 49351 (Kent County)

Target:

6001 Cane Run Road

Louisville, Kentucky (Jefferson County)

SCHEDULE 7.2(d)

Existing Indebtedness

Wolverine:

Amended and Restated Guaranty made by the Borrower in respect of certain loans or extensions of credit, including letters of credit, overdrafts on operating accounts and rate management transactions and agreements regarding treasury management products (including ACH and BACS), in each case, provided by JPMorgan Chase Bank, N.A. and its Affiliates.

Target:

None.

SCHEDULE 7.3(b)

Existing Liens

Wolverine:

None.

Target:

None.

Schedule 7.3(b) - Page 1

SCHEDULE 7.3(i)

Foreign Subsidiary Real Property Liens

Wolverine:

None.

Target:

None.

SCHEDULE 7.7(a)

Existing Investments

Wolverine:

Amended and Restated Guaranty made by the Borrower in respect of certain loans or extensions of credit, including letters of credit, overdrafts on operating accounts and rate management transactions and agreements regarding treasury management products (including ACH and BACS), in each case, provided by JPMorgan Chase Bank, N.A. and its Affiliates.

Target:

Intercompany investments among the Purchased Subsidiaries as of the Closing Date, which investments were made (i) in the ordinary course in connection with cash management of such Purchased Subsidiaries and (ii) consistent with past practices of Collective and its Subsidiaries.

SCHEDULE 7.12

Existing Negative Pledge Clauses

Wolverine:

Amended and Restated Guaranty made by the Borrower in respect of certain loans or extensions of credit, including letters of credit, overdrafts on operating accounts and rate management transactions and agreements regarding treasury management products (including ACH and BACS), in each case, provided by JPMorgan Chase Bank, N.A. and its Affiliates.

Target:

None.

SCHEDULE 7.13

Existing Subsidiary Distribution Clauses

None.

EXHIBIT A

[Form of Guarantee and Collateral Agreement – see attached]

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties party thereto from time to time. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). To the best of my knowledge after such review, each Loan Party during such accounting period has observed or performed all of its covenants and other agreements and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and I have obtained no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Since [the Closing Date][the date of the last Compliance Certificate] (other than as has been previously disclosed in writing to the Administrative Agent), (i) there has been no change in the jurisdiction of organization of any Loan Party, (ii) no registered or applied for Intellectual Property has been acquired by any Loan Party and (iii) no Person has become a Group Member[, except as set forth below].

5. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this             day of             , 2012.

Name: Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of             ,             , and pertains to the period from             ,              to             ,             .

[Set forth Covenant Calculations]

EXHIBIT C

FORM OF

CLOSING CERTIFICATE

Pursuant to Section [5.1(d)][5.2(h)] of the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties party thereto from time to time, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies as follows:

1. [Each of the following representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects on and as of the date hereof, in each case solely with respect to the Borrower: Sections 4.3(a), 4.4 (other than the last sentence thereof and, in each case, solely with respect to the Credit Agreement), 4.5(a) (solely with respect to (i) Requirements of Law, (ii) the entering into and performance of the Credit Agreement and to the extent such conflicts could not reasonably be expected to result in a Material Adverse Effect and (iii) in respect of organizational documents, without giving effect to the Material Adverse Effect qualifier), 4.14 and 4.22(c).] [ Each of the representations and warranties made by the Certifying Loan Party in the Loan Documents are true and correct in all material respects on and as of the date hereof. ]

2.             is the duly elected and qualified Corporate Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof. [Borrower only]

4. The conditions precedent set forth in Section [5.1][5.2] of the Credit Agreement were satisfied as of the [Effective Date] [Closing Date]. [Borrower only]

The undersigned Corporate Secretary of the Certifying Loan Party certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor, to my knowledge, has any other event occurred threatening the continued corporate existence of the Certifying Loan Party.

6. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on             ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof.

10. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: Corporate Secretary

Date:                     , 20

2

EXHIBIT D

[Form of Mortgage]

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Wolverine World Wide, Inc.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as Administrative Agent

5. Credit Agreement:	The Credit Agreement dated as of July 31, 2012, among Wolverine World Wide, Inc., as Borrower, the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Revolving Facility	$	$	%
Tranche A Term Facility	$	$	%
Tranche B Term Facility	$	$	%

Assignment Effective Date:                     , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

WOLVERINE WORLD WIDE, INC.

By
Title:

[ISSUING LENDER]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

3

ANNEX 1

Reference is made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties party thereto from time to time

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement from the Administrative Agent, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties party thereto from time to time. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties party thereto from time to time. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties party thereto from time to time. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other parties party thereto from time to time. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

EXHIBIT G-1

FORM OF

INCREASED FACILITY ACTIVATION NOTICE—INCREMENTAL TERM LOANS

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the other parties party thereto from time to time. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each Lender party hereto hereby notify you that:

1. Each Lender party hereto agrees to make an Incremental [Tranche A][Tranche B] Term Loan in the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental [Tranche A][Tranche B] Term Loan Amount”.

2. The Increased Facility Closing Date is             .

3. The aggregate principal amount of Incremental [Tranche A][Tranche B] Term Loans contemplated hereby is $            .

4. The Incremental [Tranche A][Tranche B] Term Loan of each Lender party hereto shall mature in             consecutive installments, commencing on             , 20        , each of which shall be in an amount equal to (i) the percentage which the principal amount of such Lender’s Incremental [Tranche A][Tranche B] Term Loan made on the Increased Facility Closing Date constitutes of the aggregate principal amount of Incremental [Tranche A][Tranche B] Term Loans made on the Increased Facility Closing Date multiplied by (ii) the amount set forth below opposite such installment:

Installment	Principal Amount

[Insert installment dates and amounts]

5. The Incremental Term Maturity Date for the Incremental [Tranche A][Tranche B] Term Loans contemplated hereby is             , 20        .

6. The Applicable Margin for the Incremental [Tranche A][Tranche B] Term Loans contemplated hereby is         % per annum in the case of Eurocurrency Loans and         % per annum in the case of ABR Loans. [INSERT GRID IF APPLICABLE]

7. The agreement of each Lender party hereto to make an Incremental [Tranche A][Tranche B] Term Loan on the Increased Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto;

(b) The Borrower shall be in compliance, on a pro forma basis (including giving pro forma effect to any Incremental Facility Activation Notice (and the making of the Incremental [Tranche A][Tranche B] Term Loans contemplated hereby on the Increased Facility Closing Date), with the financial covenants set forth in Section 7.1 of the Credit Agreement, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(c) Immediately prior to and after giving effect to any Incremental Facility Activation Notice (and the making of the Incremental [Tranche A][Tranche B] Term Loans contemplated hereby on the Increased Facility Closing Date), (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects), unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) no Event of Default shall have occurred and be continuing;

(d) The Administrative Agent shall have received (i) a long form good standing certificate of the Borrower and (ii) a Closing Certificate of the Borrower consistent with that delivered on the Closing Date under Section 5.2(i) of the Credit Agreement, with appropriate insertions and attachments, including the certificate of incorporation; and

(e) The Loan Documents shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced hereby.

[Signature page follows]

2

WOLVERINE WORLD WIDE, INC.

By:
Name:
Title:

Incremental [Tranche A][Tranche B] Term Loan Amount
$	[NAME OF LENDER]

By:
Name:
Title:

CONSENTED TO: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G-2

FORM OF

INCREASED FACILITY ACTIVATION NOTICE—INCREMENTAL REVOLVING COMMITMENTS

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the other parties party thereto from time to time. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1. Each Lender party hereto agrees to obtain an Incremental Revolving Commitment or increase the amount of its Revolving Commitment as set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Revolving Commitment Amount”.

2. The Increased Facility Closing Date is             .

3. The aggregate amount of Incremental Revolving Commitments contemplated hereby is $            .

4. The agreement of each Lender party hereto to obtain an Incremental Revolving Commitment on the Increased Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto;

(b) The Borrower shall be in compliance, on a pro forma basis (including giving pro forma effect to any Incremental Facility Activation Notice (and the making of the Incremental Revolving Commitments contemplated hereby on the Increased Facility Closing Date), with the financial covenants set forth in Section 7.1 of the Credit Agreement, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available; and

(c) Immediately prior to and after giving effect to any Incremental Facility Activation Notice (and the making of the Incremental Revolving Commitments contemplated hereby on the Increased Facility Closing Date), (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects), unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) no Event of Default shall have occurred and be continuing;

(d) The Administrative Agent shall have received (i) a long form good standing certificate of the Borrower and (ii) a certificate of the Borrower consistent with that delivered on the Closing Date under Section 5.2(i) of the Credit Agreement, with appropriate insertions and attachments, including the certificate of incorporation; and

(e) The Loan Documents shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Commitments evidenced hereby.

[Signature page follows]

WOLVERINE WORLD WIDE, INC.

By:
Name:
Title:

Incremental Revolving Commitment Amount $
[NAME OF LENDER]

By:
Name:
Title:

CONSENTED TO: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G-3

FORM OF

NEW LENDER SUPPLEMENT

SUPPLEMENT, dated             , to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the other parties party thereto from time to time. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.25(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (in each case, such consent shall not be unreasonably withheld) in connection with any transaction described in Section 2.25(a) thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [an Incremental [Tranche A][Tranche B] Term Loan] [an Incremental Revolving Commitment] of $            .

2. The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Non-U.S. Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Accepted this             day of             , 20        :

WOLVERINE WORLD WIDE, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT H

FORM OF BORROWING NOTICE

To:

JPMorgan Chase Bank, N.A.

as Administrative Agent

270 Park Avenue

New York, New York 10017

[Attention: Telecopy: Telephone:]	[date]

Reference is hereby made to the Credit Agreement, dated as of July 31, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wolverine World Wide, Inc. (the “Borrower”), the Lenders party thereto, J.P. Morgan Europe Limited, as foreign currency agent, Wells Fargo Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the other parties party thereto from time to time. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby requests a borrowing of [Tranche A Term Loans][Tranche B Term Loans][Revolving Loans] and specifies the following information with respect to the Loans hereby requested:

Principal amount of [Tranche A Term Loans][Tranche B Term Loans][Revolving Loans]: $            .

Borrowing Date:
Type of Loan:	[1]
Denomination:	[2]
[Interest Period:	]

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the Borrowing Date, the conditions to lending specified in Section 5.3 of the Credit Agreement have been satisfied.

[1]	Specify Eurocurrency Loan or ABR Loan.
[2]	Specify Canadian Dollars, Dollars, Pounds Sterling, the Euro, Hong Kong Dollars, Swedish Kronor or Swiss Francs, as applicable.

WOLVERINE WORLD WIDE, INC.

By:
Name:
Title:

Dated: